      As filed with the Securities and Exchange Commission on July 2, 1998

                                            Registration No. 333-
================================================================================

                    U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM SB-2
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------
                       COMMUNITY CENTRAL BANK CORPORATION
               (Name of small business issuer as in its charter)

           Michigan                           6712                          38-3291744
(State or other jurisdiction of    Primary Standard Industrial           (I.R.S. Employer
incorporation or organization)     Classification Code Number           Identification No.)

                        100 North Main Street, PO Box 7
                       Mount Clemens, Michigan 48046-0007
                                 (810) 783-4500

              (Address and telephone number of principal executive offices and principal place of business or intended principal place of business)

                         HAROLD W. ALLMACHER, CHAIRMAN
                        100 North Main Street, PO Box 7
                       Mount Clemens, Michigan 48046-0007
                                 (810) 783-4500

           (Name, address, and telephone number of agent for service)

                                   COPIES TO:

              JEROME M. SCHWARTZ                                 GORDON R. LEWIS
             Dickinson Wright PLLC                         Warner Norcross & Judd LLP
        500 Woodward Avenue, Suite 4000                 111 Lyon Street, N.W., Suite 900
            Detroit, Michigan 48226                       Grand Rapids, Michigan 49503

     Approximate date of proposed sale to the public: As soon as practicable after the Registration Statement becomes effective.

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, please check the following box and list the Securities Act registration statement of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

======================================================================================================================
                                          AMOUNT              PROPOSED             PROPOSED
     TITLE OF EACH CLASS OF               TO BE           MAXIMUM OFFERING    MAXIMUM AGGREGATE        AMOUNT OF
   SECURITIES TO BE REGISTERED        REGISTERED(1)      PRICE PER UNIT(2)    OFFERING PRICE(2)     REGISTRATION FEE
----------------------------------------------------------------------------------------------------------------------
Common Stock.....................        805,000               $13.50            $10,867,500             $3,294
======================================================================================================================

(1) Includes 105,000 shares of Common Stock which may be purchased by the Underwriter to cover over-allotments.
(2) Estimated solely for the purpose of calculating the registration fee, based on the average of the bid and asked prices of the Common Stock as of June 30, 1998, as reported on the OTC Bulletin Board, pursuant to Rule 457(c).

                            ------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(A) OF THE SECURITIES ACT OF 1933, MAY DETERMINE.
================================================================================

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

PROSPECTUS
                   SUBJECT TO COMPLETION, DATED JULY 2, 1998

                                 700,000 SHARES

                    COMMUNITY CENTRAL BANK CORPORATION LOGO

                                  COMMON STOCK
                               ------------------

    Community Central Bank Corporation, a Michigan corporation (the "Company"), is offering for sale 700,000 shares of its common stock (the "Common Stock"). The Company is a bank holding company which owns all of the common stock of Community Central Bank, a Michigan banking corporation located in Mount Clemens, Michigan (the "Bank"). The Common Stock of the Company is presently quoted on
the OTC Bulletin Board under the symbol CCBD. On July   , 1998, the last
reported sales price for the Common Stock was $       . Roney Capital Markets, a
division of First Chicago Capital Markets, Inc. (the "Underwriter"), has advised the Company that it anticipates continuing its market making activities in the Common Stock, although there can be no assurance that an active trading market will develop.

                               ------------------

  THE COMMON STOCK OFFERED BY THIS PROSPECTUS INVOLVES A SIGNIFICANT AMOUNT OF
    RISK. SEE "RISK FACTORS" COMMENCING ON PAGE 7 FOR CERTAIN CONSIDERATIONS
            RELEVANT TO AN INVESTMENT IN THE COMPANY'S COMMON STOCK.

 THESE SECURITIES ARE NOT SAVINGS ACCOUNTS OR SAVINGS DEPOSITS AND THEY ARE NOT
  INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT
                                    AGENCY.
                               ------------------
  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

----------------------------------------------------------------------------------------------------------------
                                                 PRICE TO              UNDERWRITING            PROCEEDS TO
                                                PUBLIC(1)            DISCOUNTS(1)(2)          COMPANY(1)(3)
================================================================================================================
Per Share................................           $                       $                       $
----------------------------------------------------------------------------------------------------------------
Total(1).................................           $                       $                       $
================================================================================================================

(1) The Company has granted the Underwriter a 30-day option to purchase up to 105,000 additional shares of its Common Stock solely to cover over-allotments, if any. If the Underwriter exercises such option in full, the Price to Public, Underwriting Discounts and Proceeds to Company will be
    approximately $         , $         and $         , respectively. See
    "Underwriting."

(2) The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"). See "Underwriting."

(3) Before deducting estimated offering expenses payable by the Company of $195,000.

                               ------------------

    The shares of Common Stock are offered by the Underwriter subject to prior sale, when, as and if delivered to and accepted by the Underwriter, and subject to the right of the Underwriter to withdraw, cancel or modify such offer and to reject orders in whole or in part. It is expected that delivery of the shares of Common Stock will be made through the facilities of The Depository Trust Company
in New York, New York on or about            , 1998, against payment in
immediately available funds.

                               ------------------

                              [RONEY CAPITAL LOGO]
             THE DATE OF THIS PROSPECTUS IS                 , 1998.

                                      MAP

                           -------------------------

                           FORWARD-LOOKING STATEMENTS

     This Prospectus contains certain forward-looking statements and information relating to the Company as well as assumptions made by the Company based on information currently available to the Company. When used in this Prospectus, words such as "believe," "estimate," "anticipate," "intend," "goal," "expects," and similar expressions may identify forward-looking statements. The Company cautions prospective purchasers of the Common Stock that such statements are not guarantees of future events. Such statements reflect the current view of the Company with respect to future events and are subject to certain risks, uncertainties and assumptions, including, but not limited to, those set forth under "Risk Factors." Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially and adversely from those described in this Prospectus as anticipated, believed, estimated, expected or intended. The Company undertakes no obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date of this Prospectus or to reflect the occurrence of unanticipated events.
                           -------------------------

     THE UNDERWRITER MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMPANY'S COMMON STOCK, INCLUDING OVER-ALLOTMENT, STABILIZING BIDS, AND MARKET MAKING TRANSACTIONS. SUCH STABILIZATION, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME. FOR A DESCRIPTION OF THESE ACTIVITIES. SEE "UNDERWRITING."

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information and financial statements and notes thereto appearing elsewhere in this Prospectus. Unless the context clearly suggests otherwise, references in this Prospectus to the Company include the Bank. Except as otherwise indicated, all information in this Prospectus assumes that the Underwriter's over-allotment option is not exercised. All information in this Prospectus with respect to the Common Stock, where applicable, has been adjusted to reflect the 10% stock dividend paid on May 6, 1998, to shareholders of record on April 21, 1998.

                                  THE COMPANY

     Community Central Bank Corporation, a Michigan corporation, is a bank holding company which owns all of the stock of Community Central Bank (the "Bank"). The Bank is a Michigan banking corporation which commenced business on October 28, 1996. The Bank is the only bank headquartered in Mount Clemens, Michigan, and conducts business primarily in Macomb County, Michigan.

     The Bank and its staff have a strong commitment to community banking in Macomb County. The Bank offers a wide array of financial products and services for both consumers and small to medium-sized businesses. The Bank specializes in serving owner-managed businesses by providing a high degree of personal service to companies and their employees. The Bank provides many types of commercial financing for businesses, as well as a full range of deposit products. Other services include cash management, wire transfer, free PC banking, and courier services. The Bank emphasizes providing special services to employees of companies that are already customers. The Bank also offers a full range of low cost consumer services including free personal checking accounts, ATM services, PC banking, telephone banking, residential mortgages, credit cards, and automobile and marine financing. The Bank stresses personal service and provides a well-staffed teller and customer service area without charge to its customers.

     The Bank has enjoyed considerable success in attracting customers. It opened for business on October 28, 1996, and after only 17 months of operations, at March 31, 1998, the Company had total assets of approximately $104.6 million, total loans of approximately $69.6 million, and total deposits of approximately $93.9 million. The ratio of the allowance for possible credit losses to total loans was 1.38% at March 31, 1998. From the inception of the Company through May 31, 1998, the Company has not had a single loan more than 90 days past due or classified as nonaccrual.

     The Company reported a net loss of $143,000 for the quarter ended March 31, 1998, which included a provision for credit losses of $160,000. The Company produced modest profits for the months of March, April and May, 1998 and expects to be profitable for the year.

     The Bank operates one banking office located at 100 North Main Street, Mount Clemens, Michigan 48043. This office also serves as the headquarters of the Bank and the Company. The Company's telephone number is (810) 783-4500.

MARKET AREA

     Mount Clemens is the county seat and the financial center of Macomb County. Through its customer service, PC banking and courier services, the Bank has the ability to service a larger geographic area than a traditional bank branch. Management believes that it can continue to capitalize on these services and delivery methods, and service a significantly greater population and area using its existing location and staff.

     Macomb County is one of the fastest growing communities in Michigan and has a stable and diverse economic base. Macomb ranks third in population out of Michigan's 83 counties and 47th out of 3,100 counties nationally. With a current population of over 700,000, Macomb County covers 482 square miles and is home to over 15,000 businesses. It is also an active boating center with 31 miles of coastline on Lake St. Clair, and over 40,000 registered pleasure craft. Macomb County is also a large banking market. According to available industry data, as of June 30, 1997, total deposits in this market, including those held by banks, thrifts and credit unions, were approximately $11.4 billion.

     The Macomb County municipalities surrounding Mount Clemens have experienced some of the largest growth in new residential construction in the State of Michigan in the last several years. The area, while very much involved with the automobile industry in Metropolitan Detroit, supports a diverse economy of manufacturing, service and retail businesses.

MANAGEMENT AND BOARD OF DIRECTORS

     The Company has assembled a management team, including the Board of Directors, with strong business experience in the Bank's market area and a shared vision and commitment to the future growth and success of the Bank.

     Harold W. Allmacher, who has been Chairman of the Board and Chief Executive Officer of the Company and the Bank since their inception, has over 30 years of banking experience in the Bank's market area. Mr. Allmacher was President and Chief Executive Officer of First National Bank Corporation ("FNBC"), a bank holding company headquartered in Macomb County with over $500 million of assets at the time of its acquisition in February of 1995 by Old Kent Financial Corporation ("Old Kent"). Mr. Allmacher served as Chief Executive Officer of FNBC for 10 years.

     Richard J. Miller, President and Chief Operating Officer of the Company and the Bank since their inception, was Corporate Treasurer of FNBC at the time of its acquisition. Mr. Miller has over 18 years experience in bank financial, accounting and operations positions.

     Andrew Tassopoulos, Executive Vice President of the Company, and Executive Vice President and Senior Loan Officer of the Bank, since their inception, was Vice President and Senior Loan Officer of FNBC at the time of its acquisition. Mr. Tassopoulos has 15 years of banking experience including consumer, mortgage, and commercial lending, and credit analysis.

     Peter J. Przybocki, CPA, Corporate Treasurer of the Company and Vice President and Controller of the Bank, was Assistant Controller of FNBC at the time of its acquisition. Mr. Przybocki is a certified public accountant with five years of public accounting experience and seven years of bank financial experience.

     The Company has attracted a number of other key employees, including the following persons with substantial commercial lending experience:

     Doug Dunkelberg, Vice President and Commercial Loan Division Manager of the Bank, joined the Bank in November of 1996, and has over six years of commercial lending and related experience, including five years with Huntington Banks of Michigan as a commercial Loan Officer and Senior Credit Analyst.

     Albert Callewaert, Vice President and Commercial Loan Officer of the Bank, joined the Bank in May of 1997, and has over 20 years of experience in business and real estate development, including four years with Huntington Banks of Michigan in commercial business development, and 16 years with Grand Trunk Railroad in real estate development.

     Christopher Olzem, Commercial Loan officer of the Bank, joined the Bank at its inception in July of 1996, and has over 10 years of banking and finance related experience in various capacities.

     The Company's Board of Directors is comprised of individuals with broad backgrounds in business, real estate, banking, and education and extensive community contacts in the Bank's market area.

BUSINESS STRATEGY

     Emphasize Community Banking. The Bank strives to maintain a strong commitment to community banking. The Bank's goal is to attract as customers small to medium-sized owner operated businesses and individuals who wish to conduct business with a local commercial bank that demonstrates an active interest in their business and personal financial affairs. Management believes that the Bank is able to deliver timely responses to customer requests, provide customized financial products and services and offer customers the personal attention of senior banking officers. The Company believes that its commitment to service gives it a competitive advantage in the marketplace.

     Expand Lending in the Company's Primary Market. The Company's lending philosophy is to provide a full service lending and deposit relationship to all customers. The Company's primary lending focus is on the small to medium-sized, owner operated businesses. Upon obtaining the lending relationship of the businesses, the Company then tries to expand the relationship through extensive cross selling efforts to the business owners, their families, associates and employees. The cross selling includes special loan programs, direct payroll deposits, special deposit packages and customized service programs. The Company also offers residential mortgage loans, automobile and recreational vehicle financing, credit card loans, home equity loans, and personal loans. The Company intends to maintain its emphasis on these lending services.

     Increase Deposits in Market Area. The Company has been able to attract a strong base of core deposits from its local market. Management of the Company has a long history of involvement in the community with strong ties to local government. The Bank has acquired significant deposits from many governmental entities as well as local personal and business deposits. The Company has also been able to develop a significant base of noninterest bearing commercial checking accounts through its lending relationships and cross selling. Competitive rate and fee structures and a high level of service have also been important in increasing deposits for the Company.

     Grow Through Cost Effective Expansion. The growth of the Bank to date has been accomplished through internal expansion and the use of outside vendors where possible. The Company has a staff of 35 full-time equivalent employees who are responsible for branch, lending, and administrative functions. It is management's belief that it is cost effective to use outside sources for the back office processes of the Bank, thereby making more Bank personnel available to service the customer. By maintaining this philosophy, the Company is able to serve a larger number of customers per employee while maintaining a very high degree of personal customer service. Management believes that the Company has the infrastructure available to significantly increase the volume of business with only minimal increases in full-time equivalent employees.

     Maintain Competitive Technology. As a new company, the Bank has been able to invest in the latest technology at a much lower initial cost than some competing institutions, which must update their systems to be competitive. The Company has selected computer vendors with a history of maintaining technological superiority which is expected to allow the Company to remain at the forefront of technology at a lower long term cost. The Company, as a result, has a multitude of delivery methods, including telephone banking, wire transfer, automatic clearing house, consumer and business PC banking, electronic bill payment, debit card services and networked ATMs.

     Achieve Superior Customer Service. The Company strives to maintain an environment where the customer is the most important focus in the business. From loan officers highly visible in the community to accessible executive management, the customer is always viewed as the most important person in the Bank.

                                  THE OFFERING

Securities Offered by the
Company.......................   700,000 shares of Common Stock. In addition,
                                 the Company has granted the Underwriter an option to purchase up to an additional 105,000 shares to cover over-allotments. See
                                 "Description of Capital Stock."

Common Stock Outstanding
Before the Offering (1).......   1,391,455 shares

Common Stock Outstanding After
the Offering (1)..............   2,091,455 shares (2,196,455 shares if the
                                 over-allotment option is exercised in full).

Purpose of the Offering.......   All or a substantial portion of the net
                                 proceeds received by the Company from the shares it is selling in the offering will be contributed to the Bank. This contribution to the Bank's capital will support growth in assets, fund further investments in loans and securities, and be used for general corporate purposes. See "Purpose of the Offering."

OTC Bulletin Board Symbol.....   "CCBD"
-------------------------
(1) Excludes 96,800 shares reserved for issuance pursuant to options granted or that may be granted pursuant to the Company's 1996 Employee Stock Option Plan and 1996 Stock Option Plan for Nonemployee Directors.

                       SUMMARY OF SELECTED FINANCIAL DATA

     The following consolidated financial and other data are derived from the Company's financial statements and should be read with the Consolidated Financial Statements and Notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations." The Consolidated Balance Sheets as of December 31, 1997 and 1996, and March 31, 1998 and 1997 (unaudited), and the Consolidated Statements of Operations for the year ended December 31, 1997, and the period from April 26, 1996 (inception) to December 31, 1996, and for the quarters ended March 31, 1998 and 1997 (unaudited), are included elsewhere in this Prospectus.

                                                                AT OR FOR THE PERIOD ENDED
                                                     ------------------------------------------------
                                                           MARCH 31,                DECEMBER 31,
                                                     ----------------------    ----------------------
                                                       1998         1997         1997        1996(1)
  (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)      ---------    ---------    ---------    ---------
OPERATIONS
Interest income..................................       $1,804        $ 490      $ 3,949        $ 200
Interest expense.................................        1,034          282        2,261           82
                                                     ---------    ---------    ---------    ---------
Net interest income..............................          770          208        1,688          118
Provision for credit losses......................          160          170          710           90
                                                     ---------    ---------    ---------    ---------
Net interest income after provision..............          610           38          978           28
Noninterest income...............................           70           16          184            4
Noninterest expense..............................          823          661        3,094          812
Provision for income taxes.......................           --           --           --           --
                                                     ---------    ---------    ---------    ---------
Net loss.........................................        $(143)       $(607)     $(1,932)       $(780)
                                                     =========    =========    =========    =========
FINANCIAL CONDITION
Assets...........................................     $104,565      $42,812      $78,905      $23,085
Loans............................................       69,597       17,263       53,135        5,578
Deposits.........................................       93,912       32,544       68,355       12,181
Short term borrowings............................        1,561           --        1,403           --
Stockholders' equity.............................        7,693        9,133        7,837        9,740
PER SHARE DATA(2)
Basic and diluted earnings (loss) per share......       $(0.10)      $(0.44)      $(1.39)      $(1.40)
Book value at end of period......................         5.53         6.56         5.63         7.00
Average shares outstanding.......................    1,391,483    1,391,500    1,391,489    1,391,500
Actual shares outstanding at end of period.......    1,391,483    1,391,500    1,391,483    1,391,500
OTHER DATA
Net interest margin..............................         3.53%        2.81%        3.36%        3.44%
Interest rate spread.............................         2.71%        1.08%        2.25%       (1.48)%
Allowance for credit losses to total loans.......         1.38%        1.51%        1.51%        1.61%
Nonperforming assets to total assets.............         0.00%        0.00%        0.00%        0.00%
Stockholders' equity to total assets.............         7.36%       21.33%        9.93%       42.19%

-------------------------
(1) The Bank began operations on October 28, 1996.

(2) Restated for 10% stock dividends in 1998 and 1997.

                                  RISK FACTORS

     The Common Stock offered by this Prospectus involves significant risks. The following constitute some of the potential risks of an investment in the Common Stock and should be carefully considered by prospective investors prior to purchasing shares of Common Stock. The order of the following is not intended to be indicative of the relative importance of any described risk nor is the following intended to be inclusive of all risks of investment in the Common Stock.

LENDING RISKS

     The risk of nonpayment of loans is inherent in commercial banking, and such nonpayment, if it occurs, would likely have a material adverse effect on the Company's earnings and overall financial condition as well as the value of the Common Stock. Management attempts to minimize the Bank's credit exposure by carefully monitoring the concentration of its loans within specific industries and through prudent loan application and approval procedures, but there can be no assurance that such monitoring and procedures will reduce such lending risks. Credit losses can cause insolvency and failure of a financial institution, and in such event, its shareholders could lose their entire investment.

IMPACT OF INTEREST RATES

     The results of operations for financial institutions, including the Bank, may be materially and adversely affected by changes in prevailing economic conditions, including declines in real estate market values, rapid changes in interest rates and the monetary and fiscal policies of the federal government. The Bank's profitability is, in part, a function of the spread between the interest rates earned on investments and loans and the interest rates paid on deposits and other interest-bearing liabilities. In the early 1990s, many banking organizations experienced historically high interest rate spreads. More recently, interest rate spreads have generally narrowed due to changing market conditions and competitive pricing pressure, and there can be no assurance that such factors will not continue to exert such pressure. Like most banking institutions, the Bank's net interest spread and margin will be affected by general economic conditions and other factors that influence market interest rates and the Bank's ability to respond to changes in such rates. At any given time, the Bank's assets and liabilities will be such that they are affected differently by a given change in interest rates. As a result, an increase or decrease in rates could have a material adverse effect on the Bank's net income, capital and liquidity. While management takes measures intended to limit interest rate risk, there can be no assurance that such measures will be effective in minimizing the exposure to such risk.

ECONOMIC CONDITIONS

     Although economic conditions in the Bank's market area have been generally favorable, there can be no assurance that such conditions will continue to prevail. Substantially all the Bank's loans are to businesses and individuals in Southeastern Michigan, and any decline in the economy of this area could have an adverse impact on the Bank. A substantial part of the local economy has traditionally been dependent upon the automotive industry. A prolonged labor strike in, or other adverse developments affecting, the automotive industry may have an adverse effect on the local economy and the Bank.

LACK OF OPERATING HISTORY AND START-UP LOSSES

     The Bank commenced business on October 28, 1996, and accordingly has a limited operating history. The business of the Company and the Bank is subject to the risks inherent in operating a new business. As a result of the Company's and the Bank's substantial start-up expenses and funding of the allowance for credit losses, the Company's and the Bank's first profitable month was not until March of 1998.

DEPENDENCE ON KEY PERSONNEL

     The Company is dependent on the continued services of Harold W. Allmacher, Chairman of the Board and Chief Executive Officer of the Company, Richard J. Miller, President and Chief Operating Officer of the Company, Andrew Tassopoulos, Executive Vice President of the Company, and other members of management who have relationships with customers of the Bank. The loss of these officers could have an adverse effect on the Company's growth and performance. The Company has obtained key man life insurance covering the lives of Messrs. Miller and Tassopoulos, in the amount of approximately $187,000 each.

DISCRETION IN USE OF PROCEEDS

     The purpose of the offering is to provide funds that the Company can contribute to the Bank to support asset growth, fund investments in loans and securities, and for general corporate purposes. Management, however, will retain discretion in employing the proceeds of the offering. See "Purpose of the Offering."

GOVERNMENT REGULATION AND MONETARY POLICY

     The Company and the Bank are subject to extensive state and federal government supervision and regulation. Existing state and federal banking laws subject the Bank to substantial limitations with respect to loans, purchase of securities, payment of dividends and many other aspects of its banking business. There can be no assurance that future legislation or government policy will not adversely affect the banking industry or the operations of the Bank. Federal economic and monetary policy may affect the Bank's ability to attract deposits, make loans and achieve satisfactory interest spreads. See "Supervision and Regulation."

COMPETITION

     The Company and the Bank face strong competition for deposits, loans and other financial services from numerous banks, savings banks, thrifts, credit unions and other financial institutions and entities which provide financial services, including consumer finance companies, securities brokerage firms, mortgage brokers, insurance companies, mutual funds, and other lending sources and investment alternatives. Some of the financial institutions and financial services organizations with which the Bank competes are not subject to the same degree of regulation as the Bank. Many of the financial institutions and financial services organizations aggressively compete for business in the Bank's market area. Most of these competitors have been in business for many years, have customer bases, deposits and lending limits that are substantially larger than those of the Bank, and are able to offer certain services that the Bank does not currently provide, including branch networks, trust services and international banking services. In addition, most of these entities have greater capital resources than the Bank, which, among other things, may allow them to price their services at levels more favorable to the customer and to provide larger credit facilities than could the Bank. Recently effective legislation regarding interstate branching and banking may increase competition in the future from out-of-state banks.

NO ANTICIPATED DIVIDENDS

     The Company has not paid cash dividends on its Common Stock and it is anticipated that no cash dividends will be paid on the Common Stock for the foreseeable future. The Company is largely dependent upon dividends paid by the Bank for funds to pay dividends on the Common Stock, if and when such dividends are declared. No assurance can be given that future earnings of the Bank, and resulting dividends to the Company, will be sufficient to permit the legal payment of dividends to Company shareholders at any time in the future. Even if the Company may legally declare dividends, the amount and timing of such dividends will be at the discretion of the Company's Board of Directors. The Board may in its sole discretion decide not to declare dividends. These shares should not be purchased by persons who need or desire dividend income from this investment. For a more detailed discussion of other regulatory limitations on the payment of cash dividends by the Company, see "Dividend Policy" and "Supervision and Regulation."

ANTI-TAKEOVER PROVISIONS

     Chapters 7A and 7B of the Michigan Business Corporation Act ("MBCA") provide certain supermajority vote and other requirements for certain business combinations with interested shareholders and limit voting rights of certain acquirers of control shares. Federal law requires the approval of the Board of Governors of the Federal Reserve System (the "Federal Reserve") prior to acquisition of "control" of a bank holding company. The Company's Articles of Incorporation (i) provide for a Board of Directors that is divided into three classes of directors, (ii) provide for removal of directors only for cause, (iii) provide specific advance notice procedures for shareholders who wish to nominate directors, (iv) prohibit shareholder action by written consent without a meeting, and (v) require the affirmative vote of holders of at least 66 2/3 of the voting stock of the Company to change any of such provisions of the Articles of Incorporation. These provisions may have the effect of delaying or preventing a change in control of the Company without action by the shareholders. As a result, these provisions could adversely affect the price of the Common Stock by, among other things, preventing a shareholder of the Company's Common Stock from realizing a premium which might be paid as a result of a change in control of the Company. See "Description of Capital Stock."

INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Company's Articles of Incorporation and Bylaws provide for the indemnification of its officers and directors and insulate its directors from liability for certain breaches of the duty of care. It is possible that the indemnification obligations imposed under these provisions could result in a charge against the Company's earnings and thereby affect the availability of funds for payment of dividends to the Company's shareholders. See "Description of Capital Stock -- Indemnification of Directors and Officers."

LIMITED TRADING MARKET EXPECTED

     The Underwriter has advised the Company that it intends to use reasonable efforts to continue quotations of the Common Stock on the OTC Bulletin Board and to act as a market maker in the Common Stock, subject to applicable laws and regulatory requirements, although it is not obligated to do so. Making a market in securities involves maintaining bid and ask quotations and being able, as principal, to effect transactions in reasonable quantities at those quoted prices, subject to various securities laws and other regulatory requirements. The development and maintenance of a public trading market depends, however, upon the existence of willing buyers and sellers, the presence of which is not within the control of the Company or any market maker. Market makers on the OTC Bulletin Board are not required to maintain a continuous two sided market, are required to honor firm quotations for only a limited number of shares, and are free to withdraw firm quotations at any time. Even with a market maker, factors such as the limited number of the shares outstanding and the absence of a reasonable expectation of dividends within the near future mean that there can be no assurance of an active and liquid market for the Common Stock developing in the foreseeable future. Even if a market develops, there can be no assurance that a market will continue, or that shareholders will be able to sell their shares at or above the price at which these shares are being offered to the public. Purchasers of Common Stock should carefully consider the limited liquidity of their investment in the shares being offered by this Prospectus.

DILUTION

     In the period following the offering, the offering may have a near-term dilutive effect on earnings per share and return on equity, because the proceeds of the offering may be invested by the Bank in short-term investments at comparatively low interest rates. The Company's long-term strategy is to use the additional equity raised through the offering as a base to support asset growth which is expected to enhance per share earnings and return on equity. However, there is no assurance that the Company will be able to achieve such growth or enhancement.

YEAR 2000 PROBLEM

     The Company is in the process of assessing the impact of the arrival of 2000 on its computerized information systems and other electronic equipment. The "year 2000 problem" is the result of abbreviating an applicable year with two digits rather than four. As a result, computer programs and other devices may interpret a date field of "00" as 1900 rather than 2000. This or any similar error could lead to system malfunction or complete failure. The banking industry is highly dependent on computer systems due to significant transaction volumes, and date sensitive calculations for interest accruals on financial instruments such as loans and deposits.

     The Company began to prepare for the year 2000 problem in 1997. The plan began with an internal evaluation of equipment, software applications, and vendor supplied products. Because the Company was founded in 1996, much of its equipment and computer technology is new, and in many cases, already year 2000 compliant. The Company's main data processing vendor has represented that it will be compliant by the end of 1998, and has provided updates on its progress to the Company. The Company has a written plan which is regularly updated and reported to the Board of Directors. The next phase of the plan is to begin testing on systems and equipment. To date, spending on the year 2000 problem has been negligible. While it is expected that the remainder of the project will involve additional costs, the amount is not currently expected to exceed $50,000. Such costs will be expensed as incurred. If any unusual and unforeseen problems arise during testing, this amount could be significantly higher. Additionally, if the Company (or its customers or vendors) are unable to remedy any potential year 2000 problems in a timely manner, there could be a material adverse effect on the Company's business. Based on information that is currently available, the Company does not anticipate that the cost of achieving year 2000 compliance will have a material effect on its capital resources, results of operations, or liquidity as presented herein.

NEED FOR TECHNOLOGICAL CHANGE

     The banking industry is undergoing rapid technological changes with frequent introductions of new technology-driven products and services. In addition to better serving customers, the effective use of technology increases efficiency and enables financial institutions to reduce costs. The Company's future success will depend in part on its ability to address the needs of its customers by using technology to provide products and services that will satisfy customer demands for convenience as well as to create additional efficiencies in the Bank's operations. Many of the Bank's competitors have substantially greater resources to invest in technological improvements. Such technology may permit competitors to perform certain functions at a lower cost than the Bank. There can be no assurance that the Bank will be able to effectively implement new technology-driven products and services or be successful in marketing such products and services to its customers.

DETERMINATION OF OFFERING PRICE

     The Common Stock of the Company is quoted on the OTC Bulletin Board under the ticker symbol "CCBD." However, there has been only limited trading activity in the Common Stock. Consequently, the public offering price was determined by negotiation between the Company and the Underwriter. The offering price was based on a number of factors including, principally, recent bid prices quoted on the OTC Bulletin Board, but also including the Company's financial history and prospects, price range of publicly traded banks and bank holding companies and the prevailing market and general economic conditions at the time of the offering. The public offering price set forth on the cover page of this prospectus should not, however, be considered to be an indication of the actual value of the Common Stock of the Company. Such price is subject to change as a result of market conditions and other factors. The Underwriter is believed to be the principal market maker for the common stock of the Company.

                            PURPOSE OF THE OFFERING

     The net proceeds to the Company from the sale of the shares of Common Stock
offered by this Prospectus are estimated to be $          ($          if the
Underwriter's over-allotment option is exercised in full), after deduction of the underwriting discounts, but before deducting estimated offering expenses of $195,000.

     All or a substantial portion of the net proceeds of the offering will be contributed by the Company to the capital of the Bank. The purpose of the offering is to strengthen the Bank's capital position in order to support further expansion of the Bank's business. Because of regulatory capital requirements, the level of assets which the Bank may maintain is limited by the level of its equity capital. An increase in the Bank's equity will support an expansion of the Bank's assets regardless of the immediate application of the cash proceeds of the offering.

     At the time of the authorization of the Bank to commence business in 1996, under the terms of the Federal Deposit Insurance Corporation ("FDIC") Order granting the Bank deposit insurance coverage, the FDIC required that the Bank maintain a ratio of Tier 1 capital to total assets of not less than 8% through October 28, 1999. The Bank, primarily as a result of recent growth, is not presently in compliance with this requirement. The investment by the Company in the Bank of a portion of the proceeds of the offering will bring the Bank back into compliance with this requirement.

     The proceeds of the offering, whether retained by the Company or contributed to the capital of the Bank, will immediately be deployed in short term investments. As business opportunities present themselves, the assets will be redeployed to longer term investment securities and loans. Proceeds of the offering may be used to open new branches or to acquire other financial institutions or their branches, although no specific opportunities to do so are presently planned or under consideration.

     The sources and expected uses of the proceeds from the offering are set forth below:

                                                                AMOUNT    PERCENTAGE
                   (DOLLARS IN THOUSANDS)                       ------    ----------
Sources:
  Sale of 700,000 shares of Common Stock....................    $            100%
Uses:
  Capital contribution to the Bank(1).......................    $5,000          %
  Underwriter's discounts...................................    $               %
  Offering expenses.........................................    $  195          %
  General corporate purposes(2).............................                    %
                                                                ------       ---
       Total uses...........................................    $            100%
                                                                ======       ===

-------------------------
(1) It is anticipated that the net proceeds received by the Bank will be used to support asset growth, fund investments in loans and securities, and for general corporate purposes.

(2) Proceeds retained by the Company for general corporate purposes may be contributed to the capital of the Bank when and as needed by the Bank.

                                DIVIDEND POLICY

     The Company has paid no cash dividends since its inception. The Company expects that Company and Bank earnings, if any, will be retained to finance the growth of the Company and the Bank for at least the next several years, and the Company anticipates the payment of no cash dividends by the Company during that period. After the Bank recovers its operating deficit, the Company may consider payment of cash dividends. However, the declaration of dividends is at the discretion of the Board of Directors and there is no assurance that dividends will be declared at any time. The Company will be largely dependent upon dividends paid by the Bank for funds to pay dividends on the Common Stock.

     Under Michigan law, the Bank will be restricted as to the maximum amount of cash dividends it may pay on its Common Stock. A Michigan state bank may not declare cash dividends except out of net profits then on hand after deducting its losses and bad debts and then only if the bank will have a surplus amounting to at least 20% of its capital after the payment of the dividend. If the surplus of a Michigan state bank is at any time less than the amount of its capital, before the declaration of a cash dividend or dividend in kind, it must transfer to surplus not less than 10% of its net profits for the preceding half-year (in the case of quarterly or semi-annual dividends) or the preceding two consecutive half-year periods (in the case of annual dividends). The ability of the Company and the Bank to pay cash dividends is also affected by various federal and state regulatory requirements and policies, such as the requirement to maintain adequate capital above regulatory guidelines. See "Supervision and Regulation." Such requirements and policies may limit the Company's ability to obtain dividends from the Bank for its cash needs, including funds for payment of dividends by the Company and the payment of operating expenses.

                    MARKET FOR COMMON STOCK AND PRICE RANGE

     The common stock of the Company is quoted on the OTC Bulletin Board under the ticker symbol "CCBD." At March 31, 1998, there were approximately 220 record holders of the Company's common stock.

     The following table shows the high and low bid prices by quarter during the period from the date of the Company's public stock offering (September 23, 1996) through June 30, 1998. The quotations reflect bid prices as reported by the OTC Bulletin Board, and do not include retail mark-up, mark-down or dealer commission and may not reflect actual transactions. Price data has been retroactively adjusted for the 10% stock dividends paid on April 30, 1997, and May 6, 1998.

                                   BID PRICES

                                                                 HIGH         LOW
                                                                ------       ------
CALENDAR YEAR 1996
Third Quarter...............................................    $ 8.26       $ 8.26
Fourth Quarter..............................................    $ 8.68       $ 8.05
CALENDAR YEAR 1997
First Quarter...............................................    $ 9.71       $ 8.68
Second Quarter..............................................    $ 9.92       $ 9.61
Third Quarter...............................................    $12.25(1)    $11.50(1)
Fourth Quarter..............................................    $12.73       $10.45
CALENDAR YEAR 1998
First Quarter...............................................    $13.41       $12.73
Second Quarter..............................................    $15.50       $12.00

-------------------------
(1) OTC Bulletin Board data is not available for the Third Quarter of 1997. This data was provided by a market maker and reflects the high and low closing prices for the period indicated.

                                 CAPITALIZATION

     The following table, adjusted for the 10% stock dividend which was paid May 6, 1998, sets forth: (i) capitalization of the Company as of March 31, 1998 and
(ii) capitalization of the Company as adjusted on a pro forma basis giving effect to the issuance of the Common Stock offered and receipt of the net proceeds of the offering, as if the sale of the Common Stock had been consummated on March 31, 1998, and assuming no exercise of the Underwriter's over-allotment option.

                                                                     MARCH 31, 1998
                                                                -------------------------
                                                                ACTUAL        AS ADJUSTED
         (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)              -------       -----------
Stockholders' equity:
  Common stock -- $5 stated value; 9,000,000 shares
     authorized; 1,391,483 shares issued and outstanding;
     2,091,483 shares issued and outstanding as
     adjusted(1)............................................    $ 6,957         $10,457
Additional paid-in capital..................................      3,563
Accumulated deficit.........................................     (2,855)         (2,855)
Unrealized gain on securities available for sale, net of
  tax.......................................................         28              28
                                                                -------         -------
Total stockholders' equity..................................    $ 7,693         $
                                                                =======         =======

-------------------------
(1) Excludes 96,800 shares reserved for issuance pursuant to options granted or that may be granted pursuant to the Company's 1996 Employee Stock Option Plan and 1996 Stock Option Plan for Nonemployee Directors.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following analysis of the Company's operating results and financial condition for the periods ended March 31, 1998 and 1997, and December 31, 1997 and 1996, should be read in conjunction with the financial statements and statistical data presented elsewhere.

GENERAL

     The Company has experienced significant growth since it's inception in 1996. Total assets have grown to $104.6 million at March 31, 1998, including $69.6 million in loans. This growth was funded by building a deposit base of $93.9 million as of March 31, 1998. The Company used the deposit growth to fund its lending activities, and to invest in securities. As initially expected, due to the nature of a start-up enterprise, the Company has incurred significant losses since its inception. The net loss for the partial year of 1996 was $780,000, followed by a loss of $1.9 million for 1997. For the first quarter of 1998, the net loss was reduced to $143,000 (including a $160,000 provision for credit losses), as net interest margins continued to improve and expenses supported a larger asset base. The following discussion provides details of significant components of financial condition and income.

FINANCIAL CONDITION

     Assets. Total assets of the Company increased from $23.1 million at December 31, 1996, to $78.9 million by the end of 1997. During 1998, total assets increased by 33%, or $25.7 million, to $104.6 million at March 31, compared with $78.9 million at December 31, 1997.

     During 1997, total deposits increased by $56.2 million, to $68.4 million, while total loans rose by $47.6 million, to $53.1 million. The Company reduced federal funds from the previous year, and used the additional proceeds generated by the deposit growth to invest $24.4 million in securities. During the three months ended March 31, total deposits rose by $25.6 million, while total loans increased by $16.5 million, to $69.6 million. The increased liquidity resulting from the deposit growth is being held as federal funds sold, and is available to finance continued loan growth.

     Investment Securities. The following table shows the amortized cost and estimated fair value of the Company's security portfolio as of the dates indicated. On the balance sheet, investment securities (i.e., those which the Company has the ability and intent to hold to maturity) are stated at cost, adjusted for amortization of premium and accretion of discount. Securities available for sale are shown on the balance sheet at estimated fair value.

                                            MARCH 31, 1998        DECEMBER 31, 1997      DECEMBER 31, 1996
                                         --------------------    --------------------    ------------------
                                         AMORTIZED     FAIR      AMORTIZED     FAIR      AMORTIZED    FAIR
                                           COST        VALUE       COST        VALUE       COST       VALUE
(DOLLARS IN THOUSANDS)                   ---------    -------    ---------    -------    ---------    -----
SECURITIES AVAILABLE FOR SALE
  United States Government agencies....   $ 3,381     $ 3,420     $ 3,875     $ 3,906       $--        $--
  Mortgage backed securities...........     1,054       1,056       1,085       1,084       --         --
  Collateralized mortgage
     obligations.......................       901         902         403         402       --         --
                                          -------     -------     -------     -------       --         --
     Total Securities Available for
       Sale............................     5,336       5,378       5,363       5,392       --         --
                                          -------     -------     -------     -------       --         --
INVESTMENT SECURITIES
  United States Treasury...............     1,495       1,497       1,990       1,993       --         --
  United States Government agencies....     5,615       5,644       6,613       6,632       --         --
  Mortgage backed securities...........     2,753       2,764       2,839       2,841       --         --
  Collateralized mortgage
     obligations.......................     3,124       3,140       3,673       3,683       --         --
  Other securities.....................       202         202          --          --       --         --
                                          -------     -------     -------     -------       --         --
     Total Investment Securities.......    13,189      13,247      15,115      15,149       --         --
                                          -------     -------     -------     -------       --         --
     Total Securities..................   $18,525     $18,625     $20,478     $20,541       --         --
                                          =======     =======     =======     =======       ==         ==

     Loans. During 1997, commercial loans grew by $27.8 million, and residential mortgage loans increased by $17.4 million. During the first quarter of 1998, commercial loans increased by $7.9 million, while residential mortgage loans rose by $8.0 million. The majority of the Company's commercial loans are secured by commercial real estate mortgages. In 1997, the Company sold residential mortgage loans (with a book value of $5.9 million) without recourse to the Federal National Mortgage Association ("FNMA"). The net gain on these sales totaled $60,000. During the first quarter of 1998, the Company sold loans to FNMA with a book value of $1.0 million, yielding a net gain of $7,000.

     The following table shows the details of the Company's loan portfolio, as of the dates indicated:

                                        MARCH 31,    % OF     DECEMBER 31,    % OF     DECEMBER 31,    % OF
                                          1998       TOTAL        1997        TOTAL        1996        TOTAL
(DOLLARS IN THOUSANDS)                  ---------    -----    ------------    -----    ------------    -----
Residential mortgage loans............  2$6,078..     37.5%     $18,499        34.8%      $3,888        69.7%
Home equity lines of credit...........  3,206...       4.6        2,815         5.3           62         1.1
Commercial loans secured by real
  estate..............................  25,342..      36.4       19,411        36.5          781        14.0
Other commercial loans................  11,759..      16.9        9,754        18.4          555         9.9
Installment loans.....................  3,212...       4.6        2,656         5.0          292         5.3%
                                         -------     -----      -------       -----       ------       -----
     Total Loans......................   $69,597     100.0%     $53,135       100.0%   5,5$78....      100.0%
                                         =======     =====      =======       =====       ======       =====

     The Company intends to place loans in nonaccrual status when, in the opinion of management, uncertainty exists as to the ultimate collection of principal and interest. No loans have been placed in nonaccrual status since the inception of the Company. In each accounting period management evaluates the problems and potential losses in the loan portfolio. Consideration is also given to off-balance sheet items that may involve credit risk, such as commitments to extend credit and financial guarantees. The results of this evaluation are reflected in the allowance and periodic provision for credit losses.

     At March 31, 1998, there were no significant loans where known information about possible credit problems of borrowers causes management to have serious doubts as to the ability of the borrower to comply with present loan repayment terms. Furthermore, management is not aware of any potential problem loans which management believes could have a material effect on the Company's operating results, liquidity, or capital resources.

     The Company makes loans to customers primarily in Macomb County, Michigan. Although the Company has a diversified loan portfolio, a substantial portion of the local economy has traditionally been dependent on the automotive industry. Additionally, the Company had approximately $11.0 million in outstanding loans at March 31, 1998, to commercial borrowers in the real estate rental and property management industry.

     Deposits. Total deposits rose by $56.2 million during 1997, and by $25.6 million during the three months ended March 31, 1998. The majority of the increases in both periods were in time deposits.

     The following table shows the details of the Company's deposit portfolio, as of the dates indicated:

                                                             MARCH 31,      DECEMBER 31,      DECEMBER 31,
                                                               1998             1997              1996
                 (DOLLARS IN THOUSANDS)                      ---------      ------------      ------------
Noninterest bearing demand deposits......................     $10,192         $ 7,323           $ 1,619
NOW accounts.............................................       5,260           4,810             1,317
Money market demand accounts.............................       3,941           5,024             1,407
Savings deposits.........................................       2,046           2,057               276
Jumbo time deposits......................................      32,839          23,935             6,995
Time deposits less than $100,000.........................      39,634          25,206               567
                                                              -------         -------           -------
  Total deposits.........................................     $93,912         $68,355           $12,181
                                                              =======         =======           =======

     Short term borrowings at March 31, 1998, represent securities sold with an agreement to repurchase them the following day. The maximum amount outstanding at any month end during 1998 was $1.6 million, and $1.4 million during 1997. The average rate on the ending balance of short term borrowings at March 31, 1998, was 4.96%.

     The Company declared a 10% stock dividend on April 7, 1998. The dividend was paid on May 6, 1998, to shareholders of record on April 21, 1998. As a result, approximately $632,000 was transferred from additional paid-in capital to common stock. The Company also declared and paid a 10% stock dividend in the second quarter of 1997.

     Following are selected capital ratios for the Company as of the dates indicated, along with the minimum regulatory requirement for each item:

                                         MARCH 31,    DECEMBER 31,    DECEMBER 31,      MINIMUM      TO BE WELL
                                           1998           1997            1996        REQUIREMENT    CAPITALIZED
                                         ---------    ------------    ------------    -----------    -----------
Tier I capital to risk-weighted
  assets.............................     12.08%         15.81%         110.88%          4.00%          6.00%
Total capital to risk-weighted
  assets.............................     13.33%         17.07%         111.91%          8.00%         10.00%
Tier I capital to quarterly average
  assets (leverage)..................      8.35%         10.42%          66.70%          4.00%          5.00%

     As a condition of its initial application for deposit insurance, the Bank is required to maintain a ratio of Tier 1 capital to unadjusted assets of 8.0%, through October 28, 1999. Due to its rapid growth, the Bank did not meet this requirement at March 31, 1998. Management has submitted a capital plan to the FDIC. All or a substantial portion of the net proceeds of the offering will be contributed to the Bank as additional capital, which is expected to result in the Bank again complying with this requirement.

NET INTEREST INCOME

     For the year ended December 31, 1997, net interest income increased by $1.6 million over the amount for the Company's 1996 partial year. This was due to a significant rise in the volume of interest earning assets, especially in loans and securities. On the liability side, interest bearing liability volumes increased sharply as the Company began to build a deposit base. The large percentage increase in both interest earning assets and interest bearing liabilities was a function of the small average balances in the prior year. This was the result of the Bank's having commenced operations in the fourth quarter of 1996. The net interest margin fell slightly to 3.36% in 1997, from 3.44% for 1996. This was due to the favorable impact of investing the proceeds of the Company's initial public offering in 1996, during a period in which there were small levels of interest bearing liabilities.

     For the quarter ended March 31, 1998, net interest income increased by 270%, or $562,000 over the first quarter of 1997. The net interest margin improved in the quarter to 3.53%, compared with 2.81% for the first quarter of 1997. The margin improvement was the result of a higher current percentage of interest bearing assets in loans rather than securities and federal funds, compared with the prior year. In all periods discussed above, interest rates were fairly consistent with the comparable prior periods.

     The following tables show the dollar amount of changes in net interest income for each major category of interest earning asset and interest bearing liability, and the amount of change attributable to changes in average balances (volume) or average rates for the periods shown. Variances that are jointly attributable to both volume and rate changes have been allocated to the volume component.

                                            YEAR ENDED DECEMBER 31, 1997,
                                           VS. PERIOD FROM APRIL 26, 1996              THREE MONTHS ENDED
                                          (INCEPTION) TO DECEMBER 31, 1996          MARCH 31, 1998 VS. 1997
                                          ---------------------------------      ------------------------------
                                                             INCREASE                             INCREASE
                                                            (DECREASE)                           (DECREASE)
                                                        DUE TO CHANGES IN                    DUE TO CHANGES IN
                                                       --------------------                  ------------------
                                                        VOLUME                                VOLUME
                                           TOTAL       AND BOTH       RATE       TOTAL       AND BOTH      RATE
       (DOLLARS IN THOUSANDS)             -------      ---------      -----      ------      --------      ----
Earning Assets -- Interest Income
  Federal funds sold................      $  376        $  368         $ 8       $ (148)      $ (162)      $14
  Securities........................         707           707          --          277          277        --
  Loans.............................       2,666         2,674          (8)       1,185        1,190        (5)
                                          ------        ------         ---       ------       ------       ---
       Total........................       3,749         3,749          --        1,314        1,305         9
                                          ------        ------         ---       ------       ------       ---
Deposits and Borrowed Funds --
  Interest Expense
  NOW and money market accounts.....         248           248          --           40           44        (4)
  Savings deposits..................          36            36          --           12           11         1
  Time deposits.....................       1,769         1,768           1          684          673        11
  Short term borrowings.............          29            29          --           15           15        --
  Capitalized lease obligation......          97            97          --            1            1        --
                                          ------        ------         ---       ------       ------       ---
       Total........................       2,179         2,178           1          752          744         8
                                          ------        ------         ---       ------       ------       ---
Net Interest Income.................      $1,570        $1,571         $(1)      $  562       $  561       $ 1
                                          ======        ======         ===       ======       ======       ===

AVERAGE BALANCE SHEET

     The following tables show the Company's consolidated average balances of assets, liabilities, and stockholders' equity, the amount of interest income or interest expense and the average yield or rate for each major category of interest earning asset and interest bearing liability, and the net interest margin, for the periods indicated. Average loans are presented net of unearned income and gross of the allowance for credit losses. Interest on loans includes loan fees. Average securities are based on amortized cost.

                                                                                   PERIOD FROM APRIL 26, 1996
                                                                                         (INCEPTION) TO
                                               YEAR ENDED DECEMBER 31, 1997            DECEMBER 31, 1996
                                              ------------------------------      ----------------------------
                                                                    AVERAGE                            AVERAGE
                                                         INTEREST     RATE                  INTEREST    RATE
                                              AVERAGE    INCOME/    EARNED/       AVERAGE   INCOME/    EARNED/
                                              BALANCE    EXPENSE      PAID        BALANCE   EXPENSE     PAID
           (DOLLARS IN THOUSANDS)             --------   --------   --------      -------   --------   -------
ASSETS
  Federal funds sold........................  $ 9,846     $  534      5.43%       $4,493      $158       5.15%
  Securities................................   11,646        707      6.08            --        --         --
  Loans.....................................   28,781      2,708      9.41           536        42      11.47
                                              -------     ------     -----        ------      ----      -----
          Total Earning Assets/Total
            Interest Income.................   50,273      3,949      7.86%        5,029       200       5.82%
                                                          ------     -----                    ----      -----
  Cash and due from banks...................    2,131                                373
  All other assets..........................    1,998                                772
                                              -------                             ------
          Total Assets......................  $54,402                             $6,174
                                              =======                             ======
LIABILITIES AND EQUITY
  NOW and money market accounts.............  $ 6,650     $  255      3.83%       $  275      $  7       3.94%
  Savings deposits..........................    1,213         37      3.06            44         1       2.41
  Time deposits.............................   30,866      1,803      5.84           881        34       5.57
  Short term borrowings.....................      557         29      5.26            --        --         --
  Capitalized lease obligation..............    1,019        137     13.50           439        40      13.38
                                              -------     ------     -----        ------      ----      -----
          Total Interest Bearing
            Liabilities/Total Interest
            Expense.........................   40,305      2,261      5.61%        1,639        82       7.30%
                                                          ------     -----                    ----      -----
  Noninterest bearing demand deposits.......    5,238                                252
  All other liabilities.....................      155                                149
  Stockholders' equity......................    8,704                              4,134
                                              -------                             ------
          Total Liabilities and
            Stockholders' Equity............  $54,402                             $6,174
                                              =======                             ======
  Net Interest Income.......................              $1,688                              $118
                                                          ======                              ====
  Net Interest Margin (Net Interest Income/
     Total Earning Assets)..................                          3.36%                              3.44%
                                                                     =====                              =====

                                                              THREE MONTHS ENDED MARCH 31,
                                             --------------------------------------------------------------
                                                         1998                              1997
                                             ----------------------------      ----------------------------
                                                                  AVERAGE                           AVERAGE
                                                       INTEREST    RATE                  INTEREST    RATE
                                             AVERAGE   INCOME/    EARNED/      AVERAGE   INCOME/    EARNED/
                                             BALANCE   EXPENSE     PAID        BALANCE   EXPENSE     PAID
          (DOLLARS IN THOUSANDS)             -------   --------   -------      -------   --------   -------
ASSETS
  Federal funds sold.......................  $ 5,860    $   80      5.46%      $17,763     $228       5.13%
  Securities...............................   19,701       310      6.29         2,071       33       6.33
  Loans....................................   61,618     1,414      9.18         9,754      229       9.39
                                             -------    ------     -----       -------     ----      -----
          Total Earning Assets/Total
            Interest Income................   87,179     1,804      8.28%       29,588      490       6.62%
                                                        ------     -----                   ----      -----
  Cash and due from banks..................    3,004                             1,154
  All other assets.........................    1,657                             1,910
                                             -------                           -------
          Total Assets.....................  $91,840                           $32,652
                                             =======                           =======
LIABILITIES AND EQUITY
  NOW and money market accounts............  $ 9,042    $   75      3.32%      $ 3,739     $ 35       3.69%
  Savings deposits.........................    1,966        15      3.05           520        3       2.56
  Time deposits............................   61,068       894      5.86        15,088      210       5.57
  Short term borrowings....................    1,182        15      5.08            --       --         --
  Capitalized lease obligation.............    1,025        35     13.66         1,013       34      13.49
                                             -------    ------     -----       -------     ----      -----
          Total Interest Bearing
            Liabilities/Total Interest
            Expense........................   74,283     1,034      5.57%       20,360      282       5.54%
                                                        ------     -----                   ----      -----
  Noninterest bearing demand deposits......    9,469                             2,713
  All other liabilities....................      285                                96
  Stockholders' equity.....................    7,803                             9,483
                                             -------                           -------
          Total Liabilities and Equity.....  $91,840                           $32,652
                                             =======                           =======
  Net Interest Income......................             $  770                             $208
                                                        ======                             ====
  Net Interest Margin (Net Interest Income/
     Total Earning Assets).................                         3.53%                             2.81%
                                                                   =====                             =====

PROVISION FOR CREDIT LOSSES

     The following table shows changes in the allowance for credit losses arising from additions to the allowance that were charged to expense, and a selected ratio:

                                                                         FOR THE PERIOD ENDED
                                                               -----------------------------------------
                                                               MARCH 31,    DECEMBER 31,    DECEMBER 31,
                                                                 1998           1997            1996
                  (DOLLARS IN THOUSANDS)                       ---------    ------------    ------------
Allowance for credit losses at beginning of period.........      $800           $ 90              $--
Provision charged to expense...............................       160            710              90
                                                                 ----           ----            ----
Allowance for credit losses at end of period...............      $960           $800             $90
                                                                 ====           ====            ====
Allowance for credit losses as a percentage of loans at
  period end...............................................      1.38%          1.51%           1.61%

     In each accounting period, the allowance for credit losses is adjusted by management, taking a variety of factors into account. Management attempts to allocate specific portions of the allowance to specific loans based on factors such as risk rating and past due status. A portion of the allowance is also allocated to off-balance sheet items that may have elements of credit risk. Management's evaluation of the allowance is further based on consideration of actual loss experience, the present and prospective financial condition of borrowers, adequacy of collateral, industry concentrations within the portfolio, and general economic conditions. In 1998, management reduced the rate at which it has provided for credit losses based on an analysis of the known risk elements in the Bank's loan portfolio. Management believes that the present allowance is adequate, based on the broad range of considerations listed above.

     The primary risk element considered by management regarding each installment and residential real estate loan is lack of timely payment. Management has a reporting system that monitors past due loans and has adopted policies to pursue its creditor's rights in order to preserve the Bank's position. The primary risk elements concerning commercial loans are the financial condition of the borrower, the sufficiency of collateral, and lack of timely payment. Management has a policy of requesting and reviewing annual financial statements from its commercial loan customers, and periodically reviews existence of collateral and its value.

     Although management believes that the allowance for credit losses is adequate to absorb losses as they arise, there can be no assurance that the Bank will not sustain losses in any given period that could be substantial in relation to the size of the allowance for credit losses.

     Management is not aware of any factors that would cause future net loan charge-offs, in total or by loan category, to significantly differ from those experienced by institutions of similar size.

NONINTEREST INCOME

     Noninterest income increased to $184,000 for 1997, up from $4,000 in 1996. This was due to the short length of time the Bank was open during the previous year. In the first quarter of 1998, noninterest income increased over the prior year quarter by 338%, to $70,000. The largest components of the increase were overdraft income, gains on sales of residential mortgages, and fees from processing merchant credit card deposits.

NONINTEREST EXPENSE

     Noninterest expense was $3.1 million in 1997, up from $812,000 in 1996. Again, this was primarily the result of the shortened initial year of operations in 1996. The largest components of the increase were advertising and data processing costs, which rose as the Bank's regular operations expanded during 1997. For the first quarter of 1998, noninterest expense increased over the first three months of 1997 by 25%, to $823,000 in 1998. This was primarily the result of growth of the Company, and the accompanying rise in payroll and other operating expenses.

PROVISION FOR INCOME TAXES

     The Company currently has no recorded provision for income taxes. Net operating loss carryforwards totaled $1.7 million through tax years ended December 31, 1997. The Company has recorded a valuation allowance against these carryforwards, since it has not yet demonstrated a history of earnings.

LIQUIDITY AND ASSET/LIABILITY MANAGEMENT

     The liquidity of a bank allows it to provide funds to meet loan requests, to accommodate possible outflows in deposits, and to take advantage of other investment opportunities. Funding of loan requests, providing for liability outflows, and managing interest rate margins require continuous analysis to match the maturities of specific categories of loans and investments with specific types of deposits and borrowings. Bank liquidity depends upon the mix of the banking institution's potential sources and uses of funds. For the Company, the major sources of liquidity have been deposits, federal funds sold, and loans which mature within one year. Additional liquidity is provided by a $2.0 million secured federal funds line of credit, and a $10.0 million secured line of credit with the Federal Home Loan Bank of Indianapolis ("FHLB"). The Company's larger deposit balances, which might be more likely to fluctuate in response to rate changes, are closely monitored. These deposits consist mainly of jumbo time certificates of deposit.

     Managing rates on earning assets and interest bearing liabilities focuses on maintaining stability in the net interest margin, an important factor in earnings growth and stability. Emphasis is placed on maintaining a controlled rate sensitivity position, to avoid wide swings in margins and to manage risk due to changes in interest rates.

     The following table shows the maturity and repricing distribution of the Company's interest earning assets and interest bearing liabilities as of March 31, 1998. This table displays the interest rate sensitivity gap (i.e., interest rate sensitive assets less interest rate sensitive liabilities), cumulative interest rate sensitivity gap, the interest rate sensitivity gap ratio (i.e., interest rate sensitive assets divided by interest rate sensitive liabilities), and cumulative interest rate sensitivity gap ratio. For purposes of this table, an asset or liability is considered rate sensitive within a period when it matures or could be repriced within such period, generally according to its contractual terms.

                                                         AFTER THREE
                                                           MONTHS      AFTER ONE
                                               WITHIN        BUT        YEAR BUT     AFTER
                                                THREE    WITHIN ONE      WITHIN      FIVE
                                               MONTHS       YEAR       FIVE YEARS    YEARS     TOTAL
(DOLLARS IN THOUSANDS)                         -------   -----------   ----------   -------   -------
INTEREST-EARNING ASSETS:
  Federal funds sold.........................  $10,550    $     --      $    --     $    --   $10,550
  Securities.................................      998       2,241       13,072       2,214    18,525
  Loans......................................   24,549       3,359       27,158      14,531    69,597
                                               -------    --------      -------     -------   -------
       Total.................................   36,097       5,600       40,230      16,745   $98,672
                                               -------    --------      -------     -------   -------
INTEREST-BEARING LIABILITIES:
  NOW and money market accounts..............    9,201          --           --          --   $ 9,201
  Savings deposits...........................    2,046          --           --          --     2,046
  Jumbo time deposits........................   12,933      19,906           --          --    32,839
  Time deposits < $100,000...................    4,953      34,255          426          --    39,634
  Short term borrowings......................    1,561          --           --          --     1,561
  Capitalized lease obligation...............       --           3           97         936     1,036
                                               -------    --------      -------     -------   -------
       Total.................................   30,694      54,164          523         936   $86,317
                                               -------    --------      -------     -------   -------
Interest rate sensitivity gap................  $ 5,403    $(48,564)     $39,707     $15,809
Cumulative interest rate sensitivity gap.....             $(43,161)     $(3,454)    $12,355
Interest rate sensitivity gap ratio..........     1.18        0.10        76.92       17.89
Cumulative interest rate sensitivity gap
  ratio......................................                 0.49         0.96        1.14

     The table above does not necessarily indicate the impact that general interest rate movements would have on the Company's net interest margin, because the repricing of various categories of assets and liabilities is discretionary, and is subject to competitive and other pressures. As a result, various assets and liabilities indicated as repricing within the same period may, in fact, reprice at different times and by different increments. At March 31, 1998, the Company is considered "liability sensitive" according to the preceding table. In a rising rate environment, the Company might not be able to increase rates on earning assets faster than the increase in rates on interest bearing liabilities.

     The Company is also working with a vendor to develop a personal computer-based model to simulate the effects of possible interest rate changes. The Company intends to limit estimated negative exposure to changing rates within a one year period. The exposure estimate will be based on a variety of assumptions built into the model, and assumed interest rate changes of plus or minus 200 basis points. The results of this analysis will be reported to the Board of Directors, to assist in the interest rate risk management process.

                                    BUSINESS

THE COMPANY

     The Company was incorporated on April 26, 1996, as a Michigan business corporation. The Company was formed to acquire all of the Bank's capital stock and to engage in the business of a bank holding company under the federal Bank Holding Company Act of 1956, as amended (the "BHCA"). In September of 1996, in connection with the organization of the Company and the Bank, the Company sold 1,150,000 shares of its Common Stock in an underwritten, initial public offering, at a price of $10 per share (1,391,500 shares and $8.26 as adjusted for the 1997 and 1998 10% stock dividends). The Company funded the capital of the Bank and paid certain expenses from the net proceeds of the public offering.

     The Bank is a Michigan banking corporation that commenced business on October 28, 1996. All of its outstanding capital stock is owned by the Company. The Bank is the only bank headquartered in Mount Clemens, Michigan, and conducts business primarily in Macomb County, Michigan.

     The liberalization of Michigan's branch banking laws, together with the expansion of interstate banking, has led to substantial consolidation of the banking industry in Michigan, including Macomb County. Several of the financial institutions within the primary market area of the Bank have either been acquired by or merged with larger financial institutions or out-of-state financial institutions. In some cases, when these consolidations occurred, local boards of directors were dissolved and local management was relocated or terminated. These actions have, in some cases, resulted in policy and credit decisions being centralized away from local management.

     In the opinion of the Company's management, this situation has created a favorable opportunity for a financial institution such as the Bank with local management and directors. Management of the Company believes that the Bank has and will continue to attract those customers who wish to conduct business with a locally managed institution that demonstrates an active interest in their business and personal financial affairs. The Company believes it is able to quickly respond to customer requests, provide customized financial products and services, and offer the personal attention of the Bank's senior banking officers.

     The Bank and its staff have a strong commitment to community banking in Macomb County. The Bank offers a wide array of financial products and services for both consumers and small to medium-sized businesses. The Bank specializes in serving owner-managed businesses by providing a high degree of personal service to companies and their employees. The Bank provides many types of commercial financing for businesses, as well as a full range of deposit products. Other services include cash management, wire transfer, free PC banking, and courier services. The Bank emphasizes providing special services to employees of customer companies. The Bank also offers a full range of low cost consumer services including free personal checking accounts, ATM services, PC banking, telephone banking, residential mortgages, credit cards, and automobile and marine financing. The Bank stresses personal service and offers a well-staffed teller and customer service area without charge to its customers.

     The Bank has enjoyed considerable success in attracting customers. It opened for business on October 28, 1996. After only 17 months of operations, at March 31, 1998, the Company had total assets of approximately $104.6 million, total loans of approximately $69.6 million, and total deposits of approximately $93.9 million.

     The ratio of the allowance for possible credit losses to total loans was 1.38% at March 31, 1998. From the inception of the Company through April 30, 1998, the Company has not had a single loan more than 90 days past due or classified as nonaccrual.

     The Company reported a net loss of $143,000 for the quarter ended March 31, 1998, which included a provision for credit losses of $160,000. The Company produced modest profits for the months of March, April and May, 1998 and expects to be profitable for the year.

     The Bank operates one banking office located at 100 North Main Street, Mount Clemens, Michigan 48043. This office also serves as the headquarters of the Bank and the Company. The Company's telephone number is (810) 783-4500.

MARKET AREA

     Mount Clemens is the county seat and the financial center of Macomb County. Through its customer service, PC banking and courier services, the Bank has the ability to service a larger geographic area than a traditional bank branch. Management believes that it can continue to capitalize on these services and delivery methods, and service a significantly greater population and area using its existing location and staff.

     Macomb County is one of the fastest growing communities in Michigan and has a stable and diverse economic base. Macomb ranks third in population out of Michigan's 83 counties and 47th out of 3,100 counties nationally. With a current population of over 700,000, Macomb County covers 482 square miles and is home to over 15,000 businesses. It is also an active boating center with 31 miles of coastline on Lake St. Clair, and over 40,000 registered pleasure craft. Macomb County is also a large banking market. According to available industry data, as of June 30, 1997, total deposits in this market, including those held by banks, thrifts and credit unions, were approximately $11.4 billion.

     The Macomb County municipalities surrounding Mount Clemens have experienced some of the largest growth in new residential construction in the State of Michigan in the last several years. The area, while very much involved with the automobile industry in Metropolitan Detroit, supports a diverse economy of manufacturing service and retail businesses.

BUSINESS STRATEGY

     Emphasize Community Banking. The Bank strives to maintain a strong commitment to community banking. The Bank's goal is to attract as customers small to medium-sized owner operated businesses and individuals who wish to conduct business with a local commercial bank that demonstrates an active interest in their business and personal financial affairs. Management believes that the Bank is able to deliver timely responses to customer requests, provide customized financial products and services and offer customers the personal attention of senior banking officers. The Company believes that its commitment to service gives it a competitive advantage in the marketplace.

     Expand Lending in the Company's Primary Market. The Company's lending philosophy is to provide a full service lending and deposit relationship to all customers. The Company's primary lending focus is on the small to medium-sized owner operated businesses. Upon obtaining the lending relationship of the businesses, the Company then tries to expand the relationship through extensive cross selling efforts to the business owners, their families, associates and employees. The cross selling includes special loan programs, direct payroll deposits, special deposit packages and customized service programs. The Company also offers residential mortgage loans, automobile and recreational vehicle financing, credit card loans, home equity loans, and personal loans. The Company intends to maintain its emphasis on these lending services.

     Increase Deposits in Market Area. The Company has been able to attract a strong base of core deposits from its local market. Management of the Company has a long history of involvement in the community with strong ties to local government. The Bank has acquired significant deposits from many governmental entities as well as local personal and business deposits. The Company has also been able to develop a significant base of noninterest bearing commercial checking accounts through its lending relationships and cross selling. Competitive rate and fee structures and a high level of service have also been important in increasing deposits for the Company.

     Grow Through Cost Effective Expansion. The growth of the Bank to date has been accomplished through internal expansion and the use of outside vendors where possible. The Company has a staff of 35 full-time equivalent employees who are responsible for branch, lending, and administrative functions. It is management's belief that it is cost effective to use outside sources for the back office processes of the Bank, thereby making more Bank personnel available to service the customer. By maintaining this philosophy, the Company is able to serve a larger number of customers per employee while maintaining a very high degree of personal customer service. Management believes that the Company has the infrastructure available to significantly increase the volume of business with only minimal increases in full-time equivalent employees.

     Maintain Competitive Technology. As a new company, the Bank has been able to invest in the latest technology at a much lower initial cost than some competing institutions which must update their systems to be competitive. The Company has strategically selected computer vendors with a history of maintaining technological superiority which is expected to allow the Company to remain at the forefront of technology at a lower long term cost. The Company, as a result, has a multitude of delivery methods, including telephone banking, wire transfer, automatic clearing house, consumer and business PC banking, electronic bill payment, debit card services and networked ATMs.

     Achieve Superior Customer Service. The Company strives to maintain an environment where the customer is the most important focus in the business. From loan officers highly visible in the community to accessible executive management, the customer is always viewed as the most important person in the Bank.

LENDING PRACTICES

     Commercial Loans. The Bank's commercial lending group originates commercial loans primarily in Macomb County, Michigan. Commercial loans are originated by the six officers, including the Chairman, President, and the Executive Vice President. The commercial loan group has approximately 100 years of combined banking experience. The commercial loan portion remains the largest part of the total lending portfolio, with loans totaling $37.1 million at March 31, 1998. This total does not reflect unused lines of credit of $10.9 million. The Company's emphasis on commercial banking remains strong with over $5 million of committed loans in process that have not closed. The Company targets small to medium-sized commercial customers with sales of up to $10.0 million. These customers, in many cases, are owner-managed businesses, the owners of which are familiar to the staff. The Company stresses quick and efficient service with an emphasis on personal service. Loans are originated for general business purposes, including working capital, accounts receivable financing, machinery and equipment acquisition, and commercial real estate financing including new construction and land development.

     Working capital loans are often structured as a line of credit and are reviewed annually in connection with the borrower's year end financial reporting. These loans generally are secured by substantially all of the assets of the borrower, a personal guaranty by the owners and have an interest rate tied to the prime rate. Loans for machinery and equipment purposes typically have a maturity of five years and are fully amortizing. Commercial real estate loans are usually written with a five year maturity, but are amortized over a 15 to 20 year period. Commercial real estate loans may have an interest rate that is fixed to maturity, or float with a margin over the prime rate.

     The Bank evaluates all aspects of a commercial loan transaction in order to minimize credit and interest rate risk. Underwriting usually includes an assessment of management, products, markets, cash flow, capital, income and collateral. The analysis includes a review of historical and projected financial results. Appraisals are obtained by independent appraisers who are well known to the Bank on certain transactions involving real estate and, in some cases, equipment.

     Commercial real estate lending involves more risk than residential lending, because loan balances are greater and repayment is dependent upon the borrower's operation. The Bank attempts to minimize risk associated with these transactions by limiting its exposure to existing well known customers, and new customers with an established profitable history. Risk is further reduced by limiting the concentration of credit to any one borrower, as well as the type of commercial real estate financed. Management has classified all commercial loans by their Standard Industry Classification ("SIC") codes, and is not aware of any unusual concentrations within the portfolio.

     Residential Real Estate Loans. The Bank originates residential real estate loans in its market area according to secondary market underwriting standards. Although many of the residential loan customers are commercial loan customers or other customers known to staff, loans are originated by commissioned originators that specialize in visiting the customer's home or business during the day, evening or weekend to take a loan application. Residential loans primarily provide borrowers with a fixed interest rate, with terms up to 30 years on 1 to 4 family residential property. Many of these are sold to FNMA, with all interest rate risk passed to the purchaser. The Bank from time to time may elect to underwrite certain residential real estate loans to be held in its own loan portfolio. These loans are generally underwritten with the same standards that apply to the secondary market. The majority of these loans are five to seven year balloon notes.

     Consumer Loans. The Bank originates consumer loans for a wide variety of personal financial requirements. Consumer loans include home equity revolving lines of credit, home equity term loans, new and used automobile loans, boat loans and overdraft protection for checking account customers. The Bank does not currently purchase indirect retail installment loans from automobile and boat dealerships. Consumer loans generally have shorter terms and higher interest rates than residential mortgage loans and, except for home equity lines of credit, usually involve more credit risk than mortgage loans because of the type and nature of the collateral. While the Bank does not utilize a formal credit scoring system, the Bank believes its loans are underwritten carefully, with a strong emphasis on credit quality, employment stability, and monthly income. These loans are generally repaid on a monthly schedule, with the source of repayment tied to the borrower's periodic income. The Bank believes that the generally higher yields earned on consumer loans compensate for the increased credit risk associated with such loans, and that consumer loans are important to its efforts to serve the credit needs of the communities and customers that it serves.

     Lending Limits. Pursuant to state regulations, the Bank is limited in the amount that it may lend to a single borrower. As of May 31, 1998, the legal lending limit of the Bank was approximately $1.1 million; however, that limit can be expanded (for individual loans) to approximately $1.8 million with approval of the Board of Directors. The Bank expects its lending limit to be increased as a result of the offering.

INVESTMENTS

     The principal investment of the Company is its investment in the common stock of the Bank. Funds retained by the Company are generally invested in interest bearing accounts with the Bank. From time to time funds may be invested in various debt instruments. Such instruments include (but are not limited to) obligations of or guaranteed by the United States, general obligations of a state or political subdivision or agency thereof, bankers' acceptances or certificates of deposit of United States commercial banks, or commercial paper of United States issuers rated in the highest category by a nationally-recognized investment rating service. The Company is permitted to make limited portfolio investments in equity securities and to make equity investments in subsidiary corporations engaged in certain non-banking activities. These activities may include mortgage banking, community development, real estate appraisals, arranging equity financing for commercial real estate, and owning and operating real estate used substantially by the Bank or acquired for its future use. The Company has no present plans to make any such equity investments.

     The Bank may invest its funds in a wide variety of debt instruments and may participate in the federal funds market with other depository institutions. Subject to certain exceptions, the Bank is prohibited from investing in equity securities. Under one such exception, in certain circumstances (and with the prior approval of the FDIC) the Bank could invest up to 10% of its total assets in the equity securities of a subsidiary corporation engaged in certain real estate related activities. The Bank has no present plans to make such an investment. Real estate acquired by the Bank in satisfaction of or foreclosure upon loans may be held by the Bank, subject to approval by the Bank's Board of Directors, for a period not exceeding 60 months after the date of acquisition, or such longer period as the Commissioner of the Financial Institutions Bureau of the Michigan Department of Consumer & Industry Services ("FIB") may approve. The Bank is also permitted to invest an aggregate amount not in excess of two-thirds of the capital and surplus of the Bank in such real estate as is necessary for the convenient transaction of its business. The Bank has no present plans to make any such investment. The Board of Directors of the Company or the Bank may alter their investment policies without shareholder approval.

EMPLOYEES

     As of June 1, 1998, the Company and the Bank employed approximately 40 persons, 32 of whom were employed on a full time basis. None of the Company's employees are represented by a collective bargaining unit, and the Company believes that its employee relations are good.

COMPETITION

     The Company and the Bank face strong competition for deposits, loans and other financial services from numerous banks, savings banks, thrifts, credit unions, and other entities which provide financial services, including consumer finance companies, securities brokerage firms, mortgage brokers, insurance companies, mutual funds, and other lending sources and investment alternatives. Some of the financial institutions and financial services organizations with which the Bank competes are not subject to the same degree of regulation as the Bank. Many of the financial institutions aggressively compete for business in the Bank's market area. Most of these competitors have been in business for many years, have established customer bases, are larger, have substantially higher lending limits than the Bank, and will be able to offer certain services that the Bank does not expect to provide in the foreseeable future, including multiple branches, trust services, and international banking services. In addition, most of these entities have greater capital resources than the Bank, which, among other things, may allow them to price their services at levels more favorable to the customer and to provide larger credit facilities than could the Bank. Additionally, recently effective legislation regarding interstate branching and banking may increase competition in the future from out-of-state banks.

DESCRIPTION OF PROPERTY

     The Bank leases a two-story office building with approximately 9,800 square feet of office space in the downtown business district of Mount Clemens. The executive offices of the Company are located in the same building. The building lease runs through 2011, and provides for payment of approximately $2.6 million of total fixed rent over the term of the 15 year lease. The monthly lease payments are currently $11,250 per month, and increase over the term of the lease to $16,531 per month in the final five years of the lease. The Bank is also required to make payments for taxes, insurance, and other operating expenses.

     The Bank also leases an office suite in Mount Clemens which it uses for its mortgage department. The lease runs through 2002, and provides for payment of approximately $121,000 of fixed rent over the term of the five year lease. The monthly lease payments are currently $1,895 per month, and increase over the term of the lease to $2,274 per month in the final year of the lease. This facility has approximately 1,500 square feet of office space. The Bank has no present plans to acquire additional facilities. See "Related Party Transactions."

LEGAL PROCEEDINGS

     From time to time, the Company and the Bank may be involved in various legal proceedings that are incidental to their business. In the opinion of management, neither the Company nor the Bank is a party to any current legal proceedings that are material to the financial condition of the Company or the Bank, either individually or in the aggregate.

                                   MANAGEMENT

INFORMATION ABOUT DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth certain information about the directors and executive officers of the Company. Except as noted, all persons listed have held the position reported for over five years. Positions with the Company and the Bank have been held since their organization in 1996.

                                                              HAS SERVED AS       YEAR WHEN
                                                                DIRECTOR      DIRECTOR'S TERM OF
              NAME, AGE, PRINCIPAL OCCUPATION                     SINCE         OFFICE EXPIRES
------------------------------------------------------------  -------------   ------------------
Harold W. Allmacher, 58, Chairman of the Board and Chief
  Executive Officer of the Company and the Bank.............      1996               1999
Gebran S. Anton, 65, Co-owner; Anton, Zorn & Associates
  (Commercial & Industrial Real Estate Brokerage) President;
  Gebran Anton Development Co. (Real Estate Development)....      1996               1999
Joseph Catenacci, 62, Executive Vice President; John Carlo,
  Inc. (Highway and Heavy Construction).....................      1996               2000
Raymond M. Contesti, 63, Superintendent; Clintondale
  Community Schools.........................................      1996               2000
Salvatore Cottone, 58, President; Resco, Inc. (Real Estate
  Development)..............................................      1996               2001
Celestina Giles, 51, Officer of the Bank....................      1996        2000
Bobby L. Hill, 65, County Commissioner; Macomb County Board
  of Commissioners..........................................      1996               2001
Joseph F. Jeannette, 53, Assistant Director; Utica Community
  Schools...................................................      1996               1999
Richard J. Miller, 39, President and Chief Operating Officer
  of the Company and the Bank...............................      1996               2001
Dean S. Petitpren, 55, President; Petitpren, Inc. (Beer
  Distribution).............................................      1996               2001
Peter J. Przybocki, 34, Corporate Treasurer of the Company,
  Vice President and Controller of the Bank.................        --                 --
Carole L. Schwartz, 59, Commissioner; Zoning Board of
  Appeals...................................................      1996               1999
Andrew Tassopoulos, 37, Executive Vice President of the
  Company, Executive Vice President and Senior Loan Officer
  of the Bank...............................................        --                 --

     Mr. Allmacher and Mrs. Giles held similar positions, while Mr. Miller served as Vice President and Controller, with Old Kent Bank -- Macomb (formerly First National Bank in Macomb County), for substantially all of a three or more year period prior to their election to the positions set forth in the table above. Messrs. Tassopoulos and Przybocki held various officer positions with Old Kent Bank -- Macomb for substantially all of a more than three year period prior to joining the Company and the Bank in 1996, except that Mr. Przybocki held a financial reporting position with Republic Bancorp Inc. of Owosso, Michigan, during parts of 1995 and 1996.

     The members of the Board of Directors of the Company are divided into three classes, each class to be as nearly equal in number as possible, with each class serving a staggered three-year term. The entire Board of Directors of the Bank is elected annually by its shareholder, the Company. Officers of the Company and the Bank are elected annually by their respective Boards of Directors and perform such duties as are prescribed in the Bylaws or by the Board of Directors.

     There are no family relationships among any of the Company's directors or executive officers.

EXECUTIVE COMPENSATION

     The following table sets forth compensation received by the Chairman of the Board and Chief Executive Officer of the Company and the Bank for the year ended December 31, 1997, and for the period from April 26, 1996 (inception) to December 31, 1996. There were no executive officers of the Company or the Bank whose total compensation exceeded $100,000 during 1997.

                           SUMMARY COMPENSATION TABLE

                                                                          LONG-TERM
                                                 ANNUAL COMPENSATION     COMPENSATION
                                                ----------------------   ------------    ALL OTHER
         NAME AND PRINCIPAL POSITION            YEAR   SALARY    BONUS     OPTIONS      COMPENSATION
----------------------------------------------  ----   -------   -----   ------------   ------------
Harold W. Allmacher...........................  1997   $67,500   None        None           None
  Chairman of the Board and Chief               1996   $31,154   None       6,050           None
  Executive Officer

OPTIONS GRANTED IN 1997

     Under the Company's 1996 Employee Stock Option Plan, stock options are granted to the Bank's senior management and other key employees. The Compensation Committee of the Company is responsible for awarding the stock options. These options are awarded to give senior management and other key employees an additional interest in the success, profitability, and future growth of the Bank and the Company. In making grants, the Compensation Committee may consider the position and responsibilities of the employee, the value of his or her services and accomplishments, and such other factors as they deem relevant.

     No employee stock options were granted to the Chairman of the Board and Chief Executive Officer of the Company and the Bank during the year ended December 31, 1997.

AGGREGATED STOCK OPTION EXERCISES IN 1997 AND YEAR END OPTION VALUES

     The following table provides information on the exercise of stock options during the year ended December 31, 1997, by the Chairman of the Board and Chief Executive Officer of the Company and the Bank, and the value of unexercised options at December 31, 1997:

             AGGREGATE OPTION EXERCISES AND YEAR END OPTION VALUES

                                                                                              VALUE OF UNEXERCISED
                                                                 NUMBER OF UNEXERCISED        IN-THE-MONEY OPTIONS
                                      SHARES                     OPTIONS AT 12-31-1997          AT 12-31-1997(1)
                                    ACQUIRED ON     VALUE      -------------------------    -------------------------
              NAME                   EXERCISE      REALIZED    EXERCISABLE/UNEXERCISABLE    EXERCISABLE/UNEXERCISABLE
--------------------------------    -----------    --------    -------------------------    -------------------------
Harold W. Allmacher.............       None          N/A              2,420/3,630                $11,352/$17,028

-------------------------
(1) Values are calculated by subtracting the exercise price of the option from the fair market value of the underlying Common Stock. For purposes of this table, fair market value is deemed to be $12.95 per share, the average of the closing bid and asked prices reported by the OTC Bulletin Board as of December 31, 1997.

DIRECTOR COMPENSATION

     During 1997, no director fee or other cash compensation was paid to any directors of the Company for their services in such capacities. The Company has no present plans to pay any such compensation during 1998.

     Members of the Company's Board of Directors who are not employees of the Company or any of its affiliates ("Nonemployee Directors"), each received an option to purchase 4,840 shares of Common Stock of the Company at a price of $8.26 per share, pursuant to the Company's 1996 Stock Option Plan for Nonemployee Directors which was approved on June 1, 1996. Under this Plan, each option was immediately exercisable for 1,210 shares when granted. Thereafter, as of the date of each Annual Meeting, each option is exercisable for an additional 1,210 shares until it is exercisable in full. Each option expires not later than seven years after its date of grant. Nonemployee Directors who are appointed or elected after June 1, 1996 will receive an option for a lesser number of shares, the number of which will depend on which annual meeting is the first annual meeting occurring concurrently with, or after, he or she becomes a Nonemployee Director.

                           RELATED PARTY TRANSACTIONS

     The Bank has had, and expects in the future to have, loan and other financial transactions in the ordinary course of business with the Company's directors, executive officers, and principal shareholders (and their associates) on substantially the same terms as those prevailing for comparable transactions with others. All such transactions (i) were made in the ordinary course of business, (ii) were made on substantially the same terms, including interest rates and collateral on loans, as those prevailing at the time for comparable transactions with other persons, and (iii) in the opinion of management did not involve more than the normal risk of collectibility or present other unfavorable features.

     As of May 31, 1998, the Bank had outstanding loans to directors, executive officers, and their associates totaling approximately $1.2 million in aggregate amount, under commitments totaling approximately $2.7 million. As of December 31, 1997, the Bank had $1.5 million in loans to directors, executive officers, and their associates, with outstanding commitments totaling approximately $2.8 million.

     The main office of the Company and the Bank is being leased from T.A.P. Properties, LLC ("TAP"), a company partially owned by two directors of the Company, Gebran S. Anton and Dean S. Petitpren. TAP expended approximately $1,000,000 for the acquisition and improvement of the property being leased to the Bank as its main office, including a portion of the cost for constructing tenant improvements. The Bank to date has paid for approximately $717,000 of tenant improvements. The lease has a term of 15 years. The Bank also leases an office suite for its mortgage department in a building that is owned by Mr. Anton. The lease term is five years. The terms of these leases and payments thereunder are similar to those prevailing at the time for local comparable leases. See "Business -- Description of Property."

                               SECURITY OWNERSHIP

     The following table presents information regarding the beneficial ownership of the Company's Common Stock as of May 10, 1998, by (i) each of the directors and executive officers of the Company, and (ii) the directors and executive officers of the Company as a group.

                                                                   AMOUNT
                                                                BENEFICIALLY      PERCENT OF CLASS
                  NAME OF BENEFICIAL OWNER                        OWNED(1)      BENEFICIALLY OWNED(5)
------------------------------------------------------------    ------------    ---------------------
Harold W. Allmacher.........................................      53,130(2)             3.81%
Gebran S. Anton.............................................      33,880(2)             2.43%
Joseph Catenacci............................................      33,880(2)             2.43%
Raymond M. Contesti.........................................      21,780(2)             1.56%
Salvatore Cottone...........................................      33,880(2)             2.43%
Celestina Giles.............................................      15,018(2)             1.08%
Bobby L. Hill...............................................      16,940(2)             1.21%
Joseph F. Jeannette.........................................      39,655(2)             2.84%
Richard J. Miller...........................................      15,730(2)             1.13%
Dean S. Petitpren...........................................      35,491(2)             2.54%
Peter J. Przybocki..........................................           484              0.03%
Carole L. Schwartz..........................................      36,465(2)             2.61%
Andrew Tassopoulos..........................................       5,286(3)             0.38%
All directors and executive officers of the Company as a
  group (13 persons)........................................     341,619(4)            23.83%

-------------------------
(1) Some or all of the Common Stock listed may be held jointly with, or for the benefit of, spouses and children of, or various trusts established by, the person indicated.

(2) Includes options to purchase 3,630 shares exercisable within 60 days of May 10, 1998.

(3) Includes options to purchase 2,420 shares exercisable within 60 days of May 10, 1998.

(4) Includes options to purchase 42,350 shares exercisable within 60 days of May 10, 1998.

(5) The percentages shown are based on the 1,391,455 shares of the Company's common stock outstanding as of May 10, 1998, plus the number of shares that the named person or group has the right to acquire within 60 days of May 10, 1998. The percentages shown do not reflect the 700,000 additional shares that will be outstanding following completion of the offering, or any shares of Common Stock that may be acquired in the offering. The Company expects that the percentage ownership shown in the table will decrease significantly as a result of the issuance of the shares in the offering.

     The table below shows the beneficial ownership of the Company's Common Stock by each person who was known by the Company to own beneficially more than 5% of the Company's Common Stock as of May 10, 1998. The information is based on filings that have been made by such persons with the Federal Reserve and other information that has been provided to the Company by such person. To the best of the Company's knowledge, no other person owns more than 5% of the Company's outstanding Common Stock.

                                                                   SHARES         PERCENT OF
                                                                BENEFICIALLY        COMMON
            NAME AND ADDRESS OF BENEFICIAL OWNER                   OWNED            STOCK
------------------------------------------------------------    ------------      ----------
Estate of Willard G. Pierce.................................      242,000           17.4%
820 West Clinton Street
Hastings, MI 49058

                           SUPERVISION AND REGULATION

GENERAL

     Financial institutions and their holding companies are extensively regulated under federal and state law and regulations. Such provisions applicable to banks and their holding companies regulate, among other things, the scope of business, investments, reserves against deposits, capital levels relative to operations, lending activities and practices, nature and amount of collateral for loans, establishment of branches, mergers, consolidations and dividends. The system of supervision and regulation applicable to the Company and the Bank establishes a comprehensive framework for their respective operations and is intended primarily for the protection of the FDIC's deposit insurance funds, the depositors of the Bank, and the public, rather than shareholders of the Bank or the Company. Any change in government regulation may have a material effect on the business of the Company and the Bank.

     There has been significant legislative and regulatory change relating to the financial services industry in recent years. Non-bank financial institutions, such as securities brokerage firms, insurance companies and money market funds, have been permitted to engage in activities that directly compete with traditional bank business. The services that banks are permitted to provide and the types of accounts banks may offer to depositors have been expanded. Geographic constraints on the operations of financial institutions and their holding companies have been relaxed.

THE COMPANY

     General. The Company is a registered bank holding company, subject to supervision and examination by the Federal Reserve. The Company is required to make periodic reports to the Federal Reserve and to furnish such other information as the Federal Reserve may require under the BHCA.

     Federal Reserve policy requires a bank holding company such as the Company to serve as a source of financial and managerial strength to its banking subsidiaries. Under this policy, a bank holding company must use available resources to provide adequate capital funds to a troubled banking subsidiary, even if it is not otherwise obligated to do so. In addition, in certain circumstances a Michigan state bank having impaired capital may be required by the Commissioner of the FIB either to restore the bank's capital by a special assessment upon its shareholders, or to initiate the liquidation of the bank.

     Investments and Activities. In general, the BHCA requires a bank holding company to obtain prior approval of the Federal Reserve before it may merge with or consolidate into another bank holding company, acquire substantially all the assets of any bank or bank holding company, or acquire ownership or control of any voting shares of any bank or bank holding company, if after such acquisition, it would own or control, directly or indirectly, more than 5% of the voting shares of such bank holding company or bank. In acting on such applications, the Federal Reserve considers statutory factors, including the financial and managerial condition of the parties, their record of performance under the Community Reinvestment Act, and the impact upon competition in relevant geographic and product markets.

     The BHCA also prohibits a bank holding company, with certain exceptions, from acquiring direct or indirect ownership or control of more than 5% of the voting shares of any company that is not a bank, and from engaging in any business other than that of banking, managing and controlling banks or furnishing services to banks and their subsidiaries. Upon notice to the Federal Reserve, bank holding companies may engage in, and may own shares of companies engaged in, certain businesses found by the Federal Reserve to be so closely related to banking or the management or control of banks as to be a proper incident thereto. Under current Federal Reserve regulations, a holding company and its non-bank subsidiaries are permitted to engage in financial and investment advisory, sales and consumer finance, equipment leasing, data processing, discount securities brokerage, mortgage banking and brokerage, and other activities. These activities are subject to certain limitations imposed by the regulations.

     Capital Requirements. The Federal Reserve's capital guidelines establish the following minimum regulatory capital requirements for bank holding companies: (i) a leverage capital requirement expressed as a percentage of total assets, (ii) a qualifying capital requirement expressed as a percentage of risk-weighted assets, (iii) a Tier 1 leverage requirement expressed as a percentage of total assets, and (iv) for bank holding companies having defined trading activities equal to 10% or more of total assets (or $1 billion, whichever is less), a risk-based capital ratio adjusted for market risk. The leverage capital requirement consists of a minimum ratio of total capital to total assets of 6%, with an expressed expectation that banking organizations generally should operate above such minimum level. The qualifying capital requirement consists of a minimum ratio of total qualifying capital to total risk-weighted assets of 8%, of which at least one-half must be Tier 1 capital (which consists principally of shareholders' equity). The Tier 1 leverage requirement consists of a minimum ratio of Tier 1 capital to total assets of 3% for the most highly rated companies, with minimum requirements of 4% to 5% for all others. The Company is not currently subject to the capital ratio requirement relative to market risk.

     Each of the capital guidelines currently used by the Federal Reserve is a minimum requirement, and higher capital levels will be required if warranted by the particular circumstances or risk profiles of individual banking organizations. Further, any banking organization (such as the Company) experiencing or anticipating significant growth would be expected to maintain capital ratios, including tangible capital positions (i.e., Tier 1 capital less all intangible assets), well above the minimum levels. The Federal Reserve's regulations provide that the capital guidelines will generally be applied on a bank-only (rather than a consolidated) basis in the case of a bank holding company (such as the Company) with less than $150 million in total consolidated assets.

THE BANK

     General. The Bank is a Michigan-chartered bank, subject to supervision and examination by the FIB. Deposit accounts with the Bank are insured by the FDIC pursuant to the Federal Deposit Insurance Act ("FDIA") and regulations issued thereunder by the FDIC. Federal Reserve and FDIC regulations affect many activities of the Bank, including the permissible types and amounts of loans, investments, capital adequacy, branching, interest payable on deposits, required reserves, and the safety and soundness of the Bank's practices. The regulations are intended primarily for the protection of the Bank's depositors and customers, and not the shareholders of the Bank or the Company. The Bank is regulated and examined by the FDIC, and is not a member of the Federal Reserve System.

     The Bank is subject to certain restrictions imposed by the Federal Reserve Act on any extensions of credit to the Company or its subsidiaries, on investments in the stock or other securities of the Company or its subsidiaries, and the acceptance of the stock or other securities of the Company or its subsidiaries as collateral for loans to any person. Federal law places restrictions on the amount and nature of loans to executive officers, directors and controlling persons of banks insured by the FDIC and holding companies controlling such banks.

     Capital Requirements. The FDIC's capital guidelines for state chartered, FDIC-insured non-member banks (such as the Bank) include (a) a leverage measure, consisting of a minimum ratio of Tier 1 capital to total assets of 3% for the most highly-rated banks and a minimum requirement of 4% to 5% for all others, and (b) a risk-based capital measure consisting of a minimum ratio of qualifying total capital to risk-weighted assets of 8%, at least one-half of which must be Tier 1 capital. Tier 1 capital consists principally of shareholders' equity. In addition, the FDIC has adopted requirements for each such bank having defined trading activities as shown on its most recent Consolidated Report of Condition and Income ("Call Report") in an amount equal to 10% or more of its total assets (or $1 billion, whichever is less) (i) to measure its market risk using an internal value-at-risk model conforming to the FDIC's capital guidelines, and
(ii) to maintain a commensurate amount of additional capital to reflect such risk. The FDIC's capital guidelines establish minimum requirements. Higher capital levels will be required if warranted by the particular circumstances or risk profiles of individual institutions.

     In addition to the foregoing, under the terms of the FDIC Order granting the Bank deposit insurance coverage, the Bank is required to maintain a ratio of Tier 1 capital to total assets of not less than 8% through October 28, 1999. Regulatory capital ratios of the Company and the Bank, respectively, at December 31, 1997 and 1996, are set forth in Note 9 of the Notes to Consolidated Financial Statements of the Company elsewhere in this Prospectus. Certain regulatory capital ratios of the Company as of March 31, 1998 and 1997, and as of December 31, 1997, are set forth under "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Financial Condition."

     Prompt Corrective Action. Among other things, the FDIA requires the federal depository institution regulators to take prompt corrective action in respect of depository institutions that do not meet minimum capital requirements. The scope and degree of regulatory intervention is linked to the capital category in which a depository institution falls. The FDIA and the implementing regulations of the Federal depository institution regulators establish five capital categories, ranging from "well capitalized" to "critically undercapitalized", based upon an institution's qualifying capital to risk-based assets, Tier 1 capital to risk-based assets, and Tier 1 capital to total assets ratios. Each depository institution is periodically assigned to a capital category, generally on the basis of its most recent Call Report.

     Depending upon the capital category in which an institution falls, the regulators' corrective powers include: requiring the submission of a capital restoration plan; placing limits on asset growth and restrictions on activities; requiring the institution to issue additional capital stock (including additional voting stock) or to be acquired; restricting transactions with affiliates; restricting the interest rate the institution may pay on deposits; ordering a new election of directors of the institution; requiring that senior executive officers or directors be dismissed; prohibiting the institution from accepting deposits from correspondent banks; requiring the institution to divest certain subsidiaries; prohibiting the payment of principal or interest on subordinated debt; and ultimately, appointing a receiver for the institution.

DIVIDENDS

     The Company is a corporation separate and distinct from the Bank. The ability of the Company to obtain funds for the payment of dividends and for other cash requirements will be dependent on the amount of dividends that may be declared by its subsidiary, the Bank. The Bank is subject to limitations on the dividends it may pay to the Company.

     As a banking corporation organized under Michigan law, the Bank will be restricted as to the maximum amount of dividends it may pay on its common stock. The Bank may not pay dividends except out of net profits after deducting its losses and bad debts. The Bank may not declare or pay a dividend unless it will have a surplus amounting to at least 20% of its capital after the payment of the dividend. If the Bank has a surplus less than the amount of its capital it may not declare or pay any dividend until an amount equal to at least 10% of net profits for the preceding half year (in the case of quarterly or semiannual dividends) or full year (in the case of annual dividends) has been transferred to surplus. The Bank may, with the approval of the Commissioner of the FIB, by vote of shareholders owning two-thirds of the stock eligible to vote, increase its capital stock by a declaration of a stock dividend, provided that after the increase its surplus equals at least 20% of its capital stock, as increased. The Bank may not declare or pay any dividend on its common stock until the cumulative dividends on preferred stock (should any such stock be issued and outstanding) have been paid in full. The Bank has no present plans to issue preferred stock.

     The FDIA generally prohibits a depository institution from making any capital distribution (including payment of a dividend) or paying any management fee to its holding company if the depository institution would thereafter be undercapitalized. The FDIC may prevent an insured bank from paying dividends if the bank is in default of payment of any assessment due to the FDIC. In addition, payment of dividends by a bank may be prevented by the applicable federal regulatory authority if such payment is determined, by reason of the financial condition of such bank, to be an unsafe and unsound banking practice.

     It is the policy of the Federal Reserve that a bank holding company should not pay cash dividends unless (i) the organization's net income available to common equity for the past year is sufficient to fully fund the dividends, and
(ii) the prospective rate of earnings retention appears consistent with the organization's capital needs, asset quality, and overall financial condition. For small bank holding companies (those with less than $150 million in assets), the Federal Reserve's position is that such companies should not pay dividends so long as they have a debt-to-equity ratio of 1:1 or greater. The Federal Reserve has also expressed the view that a bank holding company should not pay cash dividends that can only be funded in ways that weaken the bank holding company's financial health, such as by borrowing.

     Additionally, the Federal Reserve possesses enforcement powers over bank holding companies and their nonbank subsidiaries to prevent or remedy actions that represent unsafe or unsound practices or violations of applicable statutes and regulations. Among these powers is the ability in appropriate cases to proscribe the payment of dividends by banks and bank holding companies. Similar enforcement powers over the Bank are possessed by the FDIC. The "prompt corrective action" provisions of the FDIA impose further restrictions on the payment of dividends by insured banks which fail to meet specified capital levels and, in some cases, their parent bank holding companies. In addition to the restrictions on dividends imposed by the Federal Reserve, the MBCA imposes certain restrictions on the declaration and payment of dividends by Michigan corporations such as the Company. See "Description of Capital Stock -- Common Stock -- Dividend Rights."

                          DESCRIPTION OF CAPITAL STOCK

     The Company's authorized capital stock consists of 9,000,000 shares of Common Stock and 1,000,000 shares of Preferred Stock. As of the date of this Prospectus, there are 1,391,455 shares of Common Stock issued and outstanding. No shares of Preferred Stock have been issued by the Company.

     Michigan law allows the Company's Board of Directors to issue additional shares of stock up to the total amount of Common Stock and Preferred Stock authorized without obtaining the prior approval of the shareholders.

PREFERRED STOCK

     The Board of Directors of the Company is authorized to issue Preferred Stock, in one or more series, from time to time, with such voting powers, full or limited but not to exceed one vote per share, or without voting powers, and with such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as may be provided in the resolution or resolutions adopted by the Board of Directors. The authority of the Board of Directors includes, but is not limited to, the determination or fixing of the following with respect to shares of such class or any series thereof: (i) the number of shares and designation of such series; (ii) the dividend rate and whether dividends are to be cumulative; (iii) whether shares are to be redeemable, and, if so, whether redeemable for cash, property or rights; (iv) the rights to which the holders of shares shall be entitled, and the preferences, if any, over any other series; (v) whether the shares shall be subject to the operation of a purchase, retirement or sinking fund, and, if so, upon what conditions; (vi) whether the shares shall be convertible into or exchangeable for shares of any other class or of any other series of any class of capital stock and the terms and conditions of such conversion or exchange; (vii) the voting powers, full or limited, if any, of the shares; (viii) whether the issuance of any additional shares, or of any shares of any other series, shall be subject to restrictions as to issuance, or as to the powers, preferences or rights of any such other series; and (ix) any other preferences, privileges and powers and relative, participating, optional or other special rights and qualifications, limitations or restrictions.

COMMON STOCK

  Dividend Rights

     Subject to any prior rights of any holders of Preferred Stock then outstanding, the holders of the Common Stock will be entitled to dividends when, as and if declared by the Company's Board of Directors out of funds legally available therefor. Under Michigan law, dividends may be legally declared or paid only if after the distribution the corporation can pay its debts as they come due in the usual course of business and the corporation's total assets equal or exceed the sum of its liabilities plus the amount that would be needed to satisfy the preferential rights upon dissolution of any holders of preferred stock then outstanding whose preferential rights are superior to those receiving the distribution.

     Funds for the payment of dividends by the Company are expected to be obtained primarily from dividends of the Bank. There can be no assurance that the Company will have funds available for dividends, or that if funds are available, that dividends will be declared by the Company's Board of Directors.

  Voting Rights

     Subject to the rights, if any, of holders of shares of Preferred Stock then outstanding, all voting rights are vested in the holders of shares of Common Stock. Each share of Common Stock entitles the holder thereof to one vote on all matters, including the election of directors. Shareholders of the Company do not have cumulative voting rights.

  Preemptive Rights

     Holders of Common Stock do not have preemptive rights.

  Liquidation Rights

     Subject to any rights of any Preferred Stock then outstanding, holders of Common Stock are entitled to share on a pro rata basis in the net assets of the Company which remain after satisfaction of all liabilities.

  Transfer Agent

     State Street Bank & Trust Company of Boston, Massachusetts, serves as the transfer agent of the Company's Common Stock.

DESCRIPTION OF CERTAIN CHARTER PROVISIONS

     The following provisions of the Company's Articles of Incorporation may delay, defer, prevent, or make it more difficult for a person to acquire the Company or to change control of the Company's Board of Directors, thereby reducing the Company's vulnerability to an unsolicited takeover attempt.

  Classification of the Board of Directors

     The Company's Articles of Incorporation provide for the Board of Directors to be divided into three classes of directors, each class to be as nearly equal in number as possible, and also provides that the number of directors shall be fixed by majority of the Board at no fewer than six nor more than fifteen. Pursuant to the Articles of Incorporation, the Company's directors have been divided into three classes. Four directors have been elected for a term expiring at the 1999 annual meeting of shareholders, three directors have been elected for a term expiring at the 2000 annual meeting of shareholders, and four directors have been elected for a term expiring at the 2001 annual meeting of shareholders (in each case, until their respective successors are elected and qualified).

  Removal of Directors

     The MBCA provides that, unless the articles of incorporation otherwise provide, shareholders may remove a director or the entire board of directors with or without cause. The Company's Articles of Incorporation provide that a director may be removed only for cause and only by the affirmative vote of the holders of a majority of the voting power of all the shares of the Company entitled to vote generally in the election of directors.

  Filling Vacancies on the Board of Directors

     The Company's Articles of Incorporation provide that a new director chosen to fill a vacancy on the Board of Directors will serve for the remainder of the full term of the class in which the vacancy occurred.

  Nominations of Director Candidates

     The Company's Articles of Incorporation include a provision governing nominations of director candidates. Nominations for the election of directors may be made by the Board of Directors, a nominating committee appointed by the Board of Directors, or any shareholder entitled to vote for directors. In the case of a shareholder nomination, the Articles of Incorporation provide certain procedures that must be followed. The shareholder intending to nominate candidates for election must deliver written notice containing certain specified information to the Secretary of the Company at least sixty (60) days but not more than ninety (90) days prior to the anniversary date of the immediately preceding annual meeting of shareholders.

  Certain Shareholder Action

     The Company's Articles of Incorporation require that any shareholder action must be taken at an annual or special meeting of shareholders, that any meeting of shareholders must be called by the Board of Directors or the Chairman of the Board, and prohibit shareholder action by written consent. Shareholders of the Company are not permitted to call a special meeting of shareholders or require that the Board call such a special meeting. The MBCA permits shareholders holding 10% or more of all of the shares entitled to vote at a meeting to request the Circuit Court of the County in which the Company's principal place of business or registered office is located to order a special meeting of shareholders for good cause shown.

  Increased Shareholders' Vote for Alteration, Amendment or Repeal of Article Provisions

     The Company's Articles of Incorporation require the affirmative vote of the holders of at least 66 2/3% of the voting stock of the Company entitled to vote generally in the election of directors for the alteration, amendment or repeal of, or the adoption of any provision inconsistent with the foregoing provisions of the Company's Articles of Incorporation.

CERTAIN ANTI-TAKEOVER PROVISIONS

     Michigan Fair Price Act. Certain provisions of the MBCA establish a statutory scheme similar to the supermajority and fair price provisions found in many corporate charters (the "Fair Price Act"). The Fair Price Act provides that a supermajority vote of 90 percent of the shareholders and no less than two-thirds of the votes of noninterested shareholders must approve a "business combination." The Fair Price Act defines a "business combination" to encompass any merger, consolidation, share exchange, sale of assets, stock issue, liquidation, or reclassification of securities involving an "interested shareholder" or certain "affiliates." An "interested shareholder" is generally any person who owns 10 percent or more of the outstanding voting shares of the corporation. An "affiliate" is a person who directly or indirectly controls, is controlled by, or is under common control with a specified person.

     The supermajority vote required by the Fair Price Act does not apply to business combinations that satisfy certain conditions. These conditions include, among others: (i) the purchase price to be paid for the shares of the corporation in the business combination must be at least equal to the highest of either (a) the market value of the shares or (b) the highest per share price paid by the interested shareholder within the preceding two-year period or in the transaction in which the shareholder became an interested shareholder, whichever is higher; and (ii) once becoming an interested shareholder, the person may not become the beneficial owner of any additional shares of the corporation except as part of the transaction which resulted in the interested shareholder becoming an interested shareholder or by virtue of proportionate stock splits or stock dividends.

     The requirements of the Fair Price Act do not apply to business combinations with an interested shareholder that the board of directors has approved or exempted from the requirements of the Fair Price Act by resolution prior to the time that the interested shareholder first became an interested shareholder.

     Control Share Act. The MBCA regulates the acquisition of "control shares" of large public Michigan corporations (the "Control Share Act"). The Control Share Act is expected to apply to the Company and its shareholders.

     The Control Share Act establishes procedures governing "control share acquisitions." A control share acquisition is defined as an acquisition of shares by an acquiror which, when combined with other shares held by that person or entity, would give the acquiror voting power, alone or as part of a group, at or above any of the following thresholds: 20 percent, 33 1/3 percent or 50 percent. Under the Control Share Act, an acquiror may not vote "control shares" unless the corporation's disinterested shareholders (defined to exclude the acquiring person, officers of the target corporation, and directors of the target corporation who are also employees of the corporation) vote to confer voting rights on the control shares. The Control Share Act does not affect the voting rights of shares owned by an acquiring person prior to the control share acquisition.

     The Control Share Act entitles corporations to redeem control shares from the acquiring person under certain circumstances. In other cases, the Control Share Act confers dissenters' right upon all of the corporation's shareholders except the acquiring person.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Company's Articles of Incorporation provide that the Company shall indemnify its present and past directors, executive officers, and such other persons as the Board of Directors may authorize, to the fullest extent permitted by law.

     The Company's Bylaws contain indemnification provisions concerning third party actions as well as actions in the right of the Company. The Bylaws provide that the Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company) by reason of the fact that he or she is or was a director or officer of the Company, or while serving as such a director or officer, is or was serving at the request of the Company as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust or other enterprise, whether for profit or not, against expenses (including attorney's fees), judgments, penalties, fees and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company or its shareholders, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

     With respect to derivative actions, the Bylaws provide that the Company shall indemnify any person who was or is a party to or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Company to procure a judgment in its favor by reason of the fact that he or she is or was a director or officer of the Company, or, while serving as such a director or officer, is or was serving at the request of the Company as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust or other enterprise, whether for profit or not, against expenses (including attorney's fees) and amounts paid in settlement actually and reasonably incurred by him or her in connection with the action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company or its shareholders. No indemnification is provided in the Bylaws in respect of any claim, issue or matter in which such person has been found liable to the Company except to the extent that a court of competent jurisdiction determines upon application that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

LIMITATION OF DIRECTOR LIABILITY

     The MBCA permits corporations to limit the personal liability of their directors in certain circumstances. The Company's Articles of Incorporation provide that a director of the Company shall not be personally liable to the Company or its shareholders for monetary damages for breach of the director's fiduciary duty. However, they do not eliminate or limit the liability of a director for any breach of a duty, act or emission for which the elimination or limitation of liability is not permitted by the MBCA, currently including, without limitation, the following: (1) breach of the director's duty of loyalty to the Company or its shareholders; (2) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (3) illegal loans, distributions of dividends or assets, or stock purchases as described in
Section 55l(l) of MBCA; and (4) transactions from which the director derived an improper personal benefit.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Upon completion of the offering, the Company expects to have 2,091,455 shares of its Common Stock outstanding. The 700,000 shares of the Company's Common Stock sold in the offering (plus any additional shares sold upon the Underwriters' exercise of their over-allotment option) have been registered with the SEC under the Securities Act and may generally be resold without registration under the Securities Act unless they were acquired by directors, executive officers, or other affiliates of the Company (collectively, "Affiliates"). Affiliates of the Company may generally only sell shares of the Common Stock pursuant to Rule 144 under the Securities Act.

     In general, under Rule 144 as currently in effect, an affiliate (as defined in Rule 144) of the Company may sell shares of Common Stock within any three-month period in an amount limited to the greater of 1% of the outstanding shares of the Company's Common Stock or the average weekly trading volume in the Company's Common Stock during the four calendar weeks preceding such sale. Sales under Rule 144 are also subject to certain manner-of-sale provisions, holding periods for restricted shares, notice requirements, and the availability of current public information about the Company.

     The Company, and the directors and executive officers of the Company, have agreed, or will agree, that they will not issue, offer for sale, sell, transfer, grant options to purchase or otherwise dispose of any shares of Common Stock without the prior written consent of the Underwriter, for a period of 180 days from the date of this Prospectus (the "Lock-Up"), except that (i) the Company may issue shares upon the exercise of options under the Company's 1996 Employee Stock Option Plan, or 1996 Stock Option Plan for Nonemployee Directors, and (ii) the directors and executive officers may give Common Stock owned by them to others who have agreed in writing to be bound by the same agreement.

     As of June 1, 1998, the Company had issued options to four employees to purchase a total of 24,200 shares of its Common Stock at exercise prices ranging from $8.26 to $9.92 per share, under the Company's 1996 Employee Stock Option Plan. Of these, options for 8,470 shares are currently exercisable. These options expire in May, 2006. The Company has also issued options for 38,720 shares to eight directors of the Company under the Company's 1996 Stock Option Plan for Nonemployee Directors. The exercise price of these options is $8.26 per share, and options for 19,360 shares are currently exercisable. The nonemployee director options expire in May, 2003. The Company has reserved 96,800 shares of Common Stock for issuance under the these two stock options plans, including the 62,920 shares already subject to outstanding options. As of June 1, 1998, no options granted under either of these plans had been exercised.

     Prior to the offering, there has been only a limited public trading market for the Common Stock, and no predictions can be made as to the effect, if any, that sales of shares or the availability of shares for sale will have on the prevailing market price of the Common Stock after completion of the offering. Nevertheless, sales of substantial amounts of Common Stock in the public market could have an adverse effect on prevailing market prices.

                                  UNDERWRITING

     The Underwriter has agreed, subject to the terms and conditions of the Underwriting Agreement, that it will purchase from the Company, on a firm commitment basis, 700,000 shares of Common Stock. The Underwriting Agreement provides that the obligations of the Underwriter thereunder are subject to certain conditions and provides for the Company's payment of certain expenses incurred in connection with the review of the underwriting arrangements for the offering by the National Association of Securities Dealers, Inc. (the "NASD"). The Underwriter is obligated to purchase all 700,000 of the shares of Common Stock offered by this Prospectus (excluding the additional 105,000 shares covered by the over-allotment option granted to the Underwriter) if any are purchased.

     If the Underwriting Agreement is terminated, except in certain limited cases, the Underwriting Agreement provides that the Company will reimburse the Underwriter for all accountable out-of-pocket expenses incurred by it in connection with the proposed purchase and sale of the Common Stock, up to a maximum of $45,000.

     The Company and the Underwriter have agreed that the Underwriter will purchase the 700,000 shares of Common Stock offered hereunder at a price to the
public of $     per share, plus an aggregate amount of $          , less
underwriting discounts of $     per share. The Underwriter proposes to offer the
Common Stock to selected dealers who are members of the NASD at a price of
$     per share less a concession not in excess of $     per share. The
Underwriter may allow, and such dealers may re-allow, concessions not in excess
of $     per share to certain other brokers and dealers. After the Common Stock is released for sale to the public, the offering price and other selling terms may from time to time be varied by the Underwriter.

     The Company, and the directors and executive officers of the Company, have agreed to be subject to certain Lock-Up restrictions as described above in "Shares Eligible for Future Sale."

     The underwriter and selling group members, if any, may engage in transactions that stabilize, maintain or otherwise affect the price of the Common Stock. These transactions may include but are not limited to, over-allotment, stabilizing bids and market making. Stabilizing involves bidding for and purchasing shares of common stock in connection with the offering for the purpose of preventing or retarding a decline in the market price of the common stock. Stabilizing transactions are subject to certain conditions and procedural limitations imposed by the Securities and Exchange Commission (the "SEC") and the NASD. Such transactions, if commenced, may be discontinued at any time.

     The Company has granted the Underwriter an option, exercisable within 30 days after the date of the offering, to purchase up to an additional 105,000 shares of Common Stock from the Company to cover over-allotments, if any, at the same price per share as is to be paid by the Underwriter for the other shares offered by this Prospectus. The Underwriter may purchase such shares only to cover over-allotments, if any, in connection with the offering.

     The Underwriting Agreement contains indemnity provisions between the Underwriter and the Company and the controlling persons thereof against certain liabilities, including liabilities arising under the Securities Act. The Company is generally obligated to indemnify the Underwriter and its controlling persons in connection with losses or claims arising out of any untrue statement of a material fact contained in this Prospectus or in related documents filed with the Commission or with any state securities administrator, or any omission of certain material facts from such documents.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of Section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, files reports with the SEC. Such reports can be inspected and copied at the public reference facilities of the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's regional offices at Suite 1400, 500 West Madison Street, Chicago, Illinois 60661, and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the SEC at 450 Fifth Street, N.W.,

Washington, D.C. 20549, at prescribed rates. The Company is required to file electronic versions of these documents with the SEC through the SEC's Electronic Data Gathering, Analysis and Retrieval (EDGAR) system. The SEC maintains a World Wide Web site at http://www.sec.gov. that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC.

     Although the Company is not required by Section 15(d) of the Exchange Act to do so, the Company intends to furnish its shareholders with annual reports containing audited financial information.

     This Prospectus constitutes a part of a Registration Statement on Form SB-2 filed by the Company with the SEC under the Securities Act. This Prospectus omits certain of the information contained in the Registration Statement, and reference is made to the Registration Statement and related exhibits for further information with respect to the Company and the securities offered by this Prospectus. Any statements contained in this Prospectus concerning the provisions of any document are not necessarily complete, and in such instance reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the SEC. Each such statement is qualified in its entirety by such reference.

                                 LEGAL MATTERS

     The legality of the Common Stock offered hereby will be passed upon for the Company by Dickinson Wright PLLC, Detroit, Michigan. Warner Norcross & Judd LLP, Grand Rapids, Michigan, is acting as counsel for the Underwriter in connection with certain legal matters relating to the shares of Common Stock offered by this Prospectus.

                                    EXPERTS

     The consolidated financial statements of the Company as of December 31, 1997, and 1996, and for the year ended December 31, 1997, and for the period from April 26, 1996 (inception) to December 31, 1996, have been included herein and in the Registration Statement in reliance upon the report of Plante & Moran, LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

               COMMUNITY CENTRAL BANK CORPORATION AND SUBSIDIARY

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                PAGE
                                                                ----
Independent Auditor's Report................................    F-2
Consolidated Balance Sheet as of December 31, 1997, and
  1996......................................................    F-3
Consolidated Statement of Operations for the Year Ended
  December 31, 1997, and for the period from April 26, 1996
  (inception) to December 31, 1996..........................    F-5
Consolidated Statement of Changes in Stockholders' Equity
  for the Year Ended December 31, 1997, and for the period
  from April 26, 1996 (inception) to December 31, 1996......    F-6
Consolidated Statement of Cash Flow for the Year Ended
  December 31, 1997, and for the period from April 26, 1996
  (inception) to December 31, 1996..........................    F-7
Notes to Consolidated Financial Statements..................    F-8

                          INDEPENDENT AUDITOR'S REPORT

Board of Directors and Stockholders
Community Central Bank Corporation
Mount Clemens, Michigan

     We have audited the accompanying consolidated balance sheet of Community Central Bank Corporation as of December 31, 1997 and 1996, and the related consolidated statements of operations, changes in stockholders' equity, and cash flow for the year ended December 31, 1997, and the period from April 26, 1996 (inception) to December 31, 1996. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform our audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Community Central Bank Corporation as of December 31, 1997, and 1996, and the results of its operations and cash flow for the year ended December 31, 1997, and the period from April 26, 1996 (inception) to December 31, 1996, in conformity with generally accepted accounting principles.

                                          /s/ PLANTE & MORAN, LLP

January 29, 1998
Bloomfield Hills, Michigan

                       COMMUNITY CENTRAL BANK CORPORATION

                           CONSOLIDATED BALANCE SHEET

                                                                DECEMBER 31,
                                                              -----------------
                                                               1997      1996
                       (IN THOUSANDS)                         -------   -------
Assets
Cash and Cash Equivalents
  Cash and due from banks...................................  $ 2,279   $ 1,358
  Federal funds sold........................................    1,250    14,300
                                                              -------   -------
       Total Cash and Cash Equivalents......................    3,529    15,658
                                                              -------   -------
Securities available for sale (Note 2)......................    5,392        --
Investment securities (Note 2)..............................   15,115        --
Loans (Note 3)
  Residential mortgage loans................................   21,314     3,950
  Commercial loans..........................................   29,165     1,336
  Installment loans.........................................    2,656       292
                                                              -------   -------
       Total Loans..........................................   53,135     5,578
Allowance for credit losses (Note 4)........................     (800)      (90)
                                                              -------   -------
  Net Loans.................................................   52,335     5,488
                                                              -------   -------
Net property and equipment (Note 5).........................    1,814     1,696
Accrued interest receivable.................................      499        17
Other assets................................................      221       226
                                                              -------   -------
       Total Assets.........................................  $78,905   $23,085
                                                              =======   =======

    The accompanying notes are an integral part of the financial statements

                       COMMUNITY CENTRAL BANK CORPORATION

                           CONSOLIDATED BALANCE SHEET

                                                                DECEMBER 31,
                                                              -----------------
                                                               1997      1996
(IN THOUSANDS, EXCEPT PER SHARE DATA)                         -------   -------
LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits
  Noninterest bearing demand deposits.......................  $ 7,323   $ 1,619
  NOW and money market accounts.............................    9,834     2,724
  Savings deposits..........................................    2,057       276
  Time deposits (Note 6)....................................   49,141     7,562
                                                              -------   -------
       Total deposits.......................................   68,355    12,181
                                                              -------   -------
Short term borrowings (Note 7)..............................    1,403        --
Accrued interest payable....................................      191        32
Other liabilities...........................................       84       112
Capitalized lease obligation (Note 8).......................    1,035     1,020
                                                              -------   -------
       Total Liabilities....................................   71,068    13,345
                                                              -------   -------
Stockholders' Equity (Note 9)
  Common stock ($5 stated value; 9,000,000 shares
     authorized, 1,264,985 shares issued and outstanding at
     12-31-1997, 1,150,000 shares issued and outstanding at
     12-31-1996)............................................    6,325     5,750
  Additional paid-in capital................................    4,195     4,770
  Accumulated deficit.......................................   (2,712)     (780)
  Unrealized gain on securities available for sale (Note
     2).....................................................       29        --
                                                              -------   -------
       Total Stockholders' Equity...........................    7,837     9,740
                                                              -------   -------
       Total Liabilities and Stockholders' Equity...........  $78,905   $23,085
                                                              =======   =======

    The accompanying notes are an integral part of the financial statements

                       COMMUNITY CENTRAL BANK CORPORATION

                      CONSOLIDATED STATEMENT OF OPERATIONS

                                                                                        PERIOD FROM
                                                                                      APRIL 26, 1996
                                                                   YEAR ENDED         (INCEPTION) TO
                                                                DECEMBER 31, 1997    DECEMBER 31, 1996
           (IN THOUSANDS, EXCEPT PER SHARE DATA)                -----------------    -----------------
Interest income
  Loans (including fees)....................................         $ 2,708              $   42
  Securities................................................             707                  --
  Federal funds sold........................................             534                 158
                                                                     -------              ------
     Total interest income..................................           3,949                 200
                                                                     -------              ------
Interest expense
  Deposits..................................................           2,095                  42
  Short term borrowings.....................................              29                  --
  Capitalized lease obligation..............................             137                  40
                                                                     -------              ------
     Total interest expense.................................           2,261                  82
                                                                     -------              ------
NET INTEREST INCOME.........................................           1,688                 118
Provision for credit losses.................................             710                  90
                                                                     -------              ------
NET INTEREST INCOME AFTER PROVISION.........................             978                  28
                                                                     -------              ------
Noninterest income
  Deposit service charges...................................              66                   1
  Mortgage banking income...................................              66                  --
  Other income..............................................              52                   3
                                                                     -------              ------
Total noninterest income....................................             184                   4
                                                                     -------              ------
Noninterest expense
  Salaries, benefits and payroll taxes (Note 10)............           1,389                 222
  Premises and fixed asset expense..........................             617                 119
  Other operating expense (Note 11).........................           1,088                 471
                                                                     -------              ------
Total noninterest expense...................................           3,094                 812
                                                                     -------              ------
LOSS BEFORE TAXES...........................................          (1,932)               (780)
Provision for income taxes (Note 12)........................              --                  --
                                                                     -------              ------
NET LOSS....................................................         $(1,932)             $ (780)
                                                                     =======              ======
Basic earnings (loss) per share.............................         $ (1.39)             $(1.40)
                                                                     =======              ======

    The accompanying notes are an integral part of the financial statements.

                       COMMUNITY CENTRAL BANK CORPORATION

           CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY

                                                                              UNREALIZED GAIN
                                                   ADDITIONAL                  ON SECURITIES
                                          COMMON    PAID-IN     ACCUMULATED    AVAILABLE FOR     TOTAL
                                          STOCK     CAPITAL       DEFICIT          SALE         EQUITY
(IN THOUSANDS)                            ------   ----------   -----------   ---------------   -------
BALANCE APRIL 26, 1996 (INCEPTION)......  $  --      $   --       $    --           $--         $    --
Public stock offering...................  5,750       5,750            --            --          11,500
Stock offering costs....................     --        (980)           --            --            (980)
Net loss for period from April 26, 1996
  (inception) to December 31, 1996......     --          --          (780)           --            (780)
                                          ------     ------       -------           ---         -------
BALANCE DECEMBER 31, 1996...............  5,750       4,770          (780)           --           9,740
Stock dividend..........................    575        (575)           --            --              --
Net loss for 1997.......................     --          --        (1,932)           --          (1,932)
Unrealized gain on securities available
  for sale..............................     --          --            --            29              29
                                          ------     ------       -------           ---         -------
BALANCE DECEMBER 31, 1997...............  $6,325     $4,195       $(2,712)          $29         $ 7,837
                                          ======     ======       =======           ===         =======

    The accompanying notes are an integral part of the financial statements.

                       COMMUNITY CENTRAL BANK CORPORATION

                      CONSOLIDATED STATEMENT OF CASH FLOW

                                                                                     PERIOD FROM
                                                                                   APRIL 26, 1996
                                                                 YEAR ENDED        (INCEPTION) TO
                                                              DECEMBER 31, 1997   DECEMBER 31, 1996
(IN THOUSANDS)                                                -----------------   -----------------
OPERATING ACTIVITIES
  Net loss..................................................      $ (1,932)            $  (780)
  Adjustments to reconcile net loss to net cash flow from
     operating activities:
     Net accretion of security discount.....................           (25)                 --
     Gain on sale of mortgage loans.........................           (60)                 --
     Provision for credit losses............................           710                  90
     Depreciation expense...................................           466                  76
     Increase in accrued interest receivable................          (482)                (17)
     Decrease (increase) in other assets....................             5                (226)
     Increase in accrued interest payable...................           159                  32
     Increase in other liabilities..........................           109                 152
                                                                  --------             -------
          Net Cash Used in Operating Activities.............        (1,050)               (673)
                                                                  --------             -------
INVESTING ACTIVITIES
  Purchases of securities available for sale................        (5,368)                 --
  Prepayments of securities available for sale..............             6                  --
  Purchases of investment securities........................       (18,984)                 --
  Maturities, calls and prepayments of investment
     securities.............................................         3,893                  --
  Sales of residential mortgage loans.......................         5,999                  --
  Net increase in loans.....................................       (53,496)             (5,578)
  Purchases of property and equipment.......................          (584)               (772)
                                                                  --------             -------
          Net Cash Used in Investing Activities.............       (68,534)             (6,350)
                                                                  --------             -------
FINANCING ACTIVITIES
  Net increase in demand and savings deposits...............        14,595               4,619
  Net increase in time deposits.............................        41,579               7,562
  Net increase in short term borrowings.....................         1,403                  --
  Repayments of capitalized lease obligation................          (122)                (20)
  Public stock offering.....................................            --              10,520
                                                                  --------             -------
          Net Cash Provided by Financing Activities.........        57,455              22,681
                                                                  --------             -------
  Increase (Decrease) in Cash and Cash Equivalents..........       (12,129)             15,658
Cash and Cash Equivalents at the Beginning of the Period....        15,658                  --
                                                                  --------             -------
CASH AND CASH EQUIVALENTS AT THE END OF THE PERIOD..........      $  3,529             $15,658
                                                                  ========             =======
Supplemental Disclosure of Cash Flow Information:
  Interest paid.............................................      $  1,965             $    10
                                                                  ========             =======
Supplemental Disclosure of Non-Cash Transactions:
  Capitalization of building lease (Note 8).................      $     --             $ 1,000
                                                                  ========             =======

    The accompanying notes are an integral part of the financial statements.

                       COMMUNITY CENTRAL BANK CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 1997 AND 1996

NOTE 1 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     The accounting and reporting policies of Community Central Bank Corporation (the Corporation) conform to generally accepted accounting principles. Management is required to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates and assumptions.

     Principles of Consolidation: The consolidated financial statements include the accounts of the Corporation and its wholly-owned subsidiary, Community Central Bank (the Bank). All significant intercompany transactions are eliminated in consolidation.

     Nature of Operations: The Bank conducts full-service commercial and consumer banking and provides other financial products and services to communities located primarily in Macomb County, Michigan, through one office.

     Securities: On the balance sheet, investment securities (i.e., those which the Corporation has the ability and intent to hold to maturity) are stated at cost, adjusted for amortization of premium and accretion of discount. Securities available for sale are reported at fair value. Unrealized gains or losses on securities available for sale are recorded as an adjustment to equity.

     Loans: Loans are generally reported at the principal amount outstanding, net of unearned income. Non-refundable loan origination fees and certain direct loan origination costs are deferred and included in interest income over the term of the related loan as a yield adjustment. Interest on loans is accrued and credited to income based upon the principal amount outstanding. The accrual of interest on loans is discontinued when, in the opinion of management, there is an indication that the borrower may be unable to meet payments as they become due. Upon such discontinuance, all unpaid interest accrued is reversed. Interest accruals are generally resumed when all delinquent principal and/or interest has been brought current or the loan becomes both well secured and in the process of collection.

     Allowance for Credit Losses: The allowance for possible credit losses is maintained at a level considered by management to be adequate to absorb losses inherent in existing loans and loan commitments. The adequacy of the allowance is based on evaluations that take into consideration such factors as prior loss experience, changes in the nature and volume of the portfolio, overall portfolio quality, loan concentrations, specific impaired or problem loans and commitments, and current and anticipated economic conditions that may affect the borrower's ability to pay.

     Property and Equipment: Property and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation, generally computed using the double-declining balance method, is charged to operations over the estimated useful lives of the assets. Leasehold improvements are amortized over the terms of their respective leases or the estimated useful lives of the improvements, whichever is shorter.

     Earnings Per Share: Earnings per share are based on a weighted average number of shares outstanding during the period. The effects of unexercised stock options are not included in the calculation because the Corporation is in a loss position.

     Stock Options: Options granted under the Corporation's plans are accounted for using the intrinsic value method. Using this method, compensation expense is recorded at the amount by which the market price of the underlying stock exceeds the option's exercise price at the grant date. Under the Corporation's plans, the exercise price of options granted equals the fair value of the stock at the grant date. Accordingly, no compensation expense is recognized as a result of stock option awards. The Corporation has adopted the pro forma disclosure-only provisions of Statement of Financial Accounting Standards (SFAS) 123, "Accounting for Stock-Based Compensation."

                       COMMUNITY CENTRAL BANK CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                           DECEMBER 31, 1997 AND 1996

NOTE 2 -- SECURITIES

     The following table shows the amortized cost and estimated fair value of the Corporation's security portfolios as of December 31, 1997:

                                                                             UNREALIZED
                                                              AMORTIZED    ---------------     FAIR
                                                                COST       GAINS    LOSSES     VALUE
(IN THOUSANDS)                                                ---------    -----    ------    -------
Securities Available for Sale
  United States Government agencies.........................   $ 3,875      $31      $ --     $ 3,906
  Mortgage backed securities................................     1,085       --        (1)      1,084
  Collateralized mortgage obligations.......................       403       --        (1)        402
                                                               -------      ---      ----     -------
     Total Securities Available for Sale....................     5,363       31        (2)      5,392
                                                               -------      ---      ----     -------
Investment Securities
  United States Treasury....................................     1,990        3        --       1,993
  United States Government agencies.........................     6,613       20        (1)      6,632
  Mortgage backed securities................................     2,839        9        (7)      2,841
  Collateralized mortgage obligations.......................     3,673       18        (8)      3,683
                                                               -------      ---      ----     -------
     Total Investment Securities............................    15,115       50       (16)     15,149
                                                               -------      ---      ----     -------
     Total Securities.......................................   $20,478      $81      $(18)    $20,541
                                                               =======      ===      ====     =======

     The amortized cost and estimated fair value of securities, generally by contractual maturity at December 31, 1997, are as follows:

                                                          SECURITIES AVAILABLE
                                                                FOR SALE           INVESTMENT SECURITIES
                                                          ---------------------    ----------------------
                                                          AMORTIZED      FAIR      AMORTIZED       FAIR
                                                             COST        VALUE        COST        VALUE
(IN THOUSANDS)                                            ----------    -------    ----------    --------
Within one year.........................................    $   --      $   --      $ 3,733      $ 3,737
After one year but within five years....................     3,963       3,981       10,714       10,746
After five years but within ten years...................     1,400       1,411          668          666
After ten years.........................................        --          --           --           --
                                                            ------      ------      -------      -------
                                                            $5,363      $5,392      $15,115      $15,149
                                                            ======      ======      =======      =======

     The preceding table shows securities generally by contractual maturity. Actual maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations. Securities which are not due at a single maturity date, such as mortgage backed securities, have been allocated to maturity groupings based on average expected life. Average expected life is based on the best available prepayment estimates as of year end.

     Investment securities of $1,403,000 were pledged to secure short term borrowings at December 31, 1997.

NOTE 3 -- LOANS

     Certain Directors and Executive Officers of the Corporation and their associates are loan customers of the Bank. Such loans were made in the ordinary course of business and do not involve more than a normal risk of collectibility. The outstanding loan balance for these persons amounted to $1,497,000 and $369,000 at December 31, 1997 and 1996, respectively. The total unused commitments related to these loans were

                       COMMUNITY CENTRAL BANK CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                           DECEMBER 31, 1997 AND 1996

$1,280,000 at December 31, 1997. During 1997, new loans and advances were $1,654,000, while repayments totaled $526,000.

     The Corporation grants loans to customers who reside primarily in Macomb County. Although the Corporation has a diversified loan portfolio, a substantial portion of the local economy has traditionally been dependent upon the automotive industry. Additionally, the Corporation had approximately $10,153,000 in outstanding loans at December 31, 1997, to commercial borrowers in the real estate rental and property management industry.

NOTE 4 -- ALLOWANCE FOR CREDIT LOSSES

     A summary of the activity in the allowance for credit losses is as follows:

                                                              1997    1996
(IN THOUSANDS)                                                ----    ----
Balance, beginning of the period............................  $ 90    $ --
Provision...................................................   710      90
Charge-offs.................................................    --      --
Recoveries..................................................    --      --
                                                              ----    ----
Balance, end of year........................................  $800    $ 90
                                                              ====    ====
As a percentage of total loans..............................  1.51%   1.61%
                                                              ====    ====

     The Corporation considers a loan impaired when it is probable that all interest and principal will not be collected in accordance with the contractual terms of the loan agreement. Consistent with this definition, all nonaccrual and reduced-rate loans (with the exception of residential mortgages and consumer loans) are considered impaired. The Corporation had no loans classified as impaired during the periods ended December 31, 1997, and 1996.

NOTE 5 -- PROPERTY AND EQUIPMENT

     A summary of property and equipment as of December 31 is as follows:

                                                                1997         1996
(IN THOUSANDS)                                                 ------       ------
Buildings (under capitalized lease)........................    $1,000       $1,000
Leasehold improvements.....................................       717          325
Furniture and equipment....................................       620          428
Vehicles...................................................        19           19
                                                               ------       ------
                                                                2,356        1,772
Less accumulated depreciation and amortization.............       542           76
                                                               ------       ------
Net property and equipment.................................    $1,814       $1,696
                                                               ======       ======

                       COMMUNITY CENTRAL BANK CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                           DECEMBER 31, 1997 AND 1996

NOTE 6 -- TIME DEPOSITS

     The total amount of jumbo certificates of deposit ($100,000 and over) as of December 31, 1997, was $23,935,000.

     As of December 31, 1997, scheduled maturities of all time deposits are as follows:

YEAR ENDING DECEMBER 31:                                        (IN THOUSANDS)
1998........................................................       $48,910
1999........................................................            38
2000........................................................             7
2001........................................................            38
2002........................................................           148
Subsequent years............................................            --
                                                                   -------
  Total time deposits.......................................       $49,141
                                                                   =======

NOTE 7 -- SHORT TERM BORROWINGS

     Short term borrowings at December 31, 1997, consist of securities sold with an agreement to repurchase them the following day. The Corporation had also borrowed overnight funds during portions of 1997 in the form of federal funds purchased. The maximum amount of short term borrowings outstanding at any month end during 1997 was $1,403,000. The average amount of short term borrowings outstanding during 1997 was $557,000, at an average rate of 5.26%. The average rate on the ending balance of short term borrowings at December 31, 1997, was 5.20%.

NOTE 8 -- LEASES

     The Corporation entered into a 15 year lease commitment for its office with an entity in which two Directors have an ownership interest. The lease commenced in November, 1996. The lease has been treated as a capitalized lease obligation, and was recorded at the net present value of the future minimum lease payments of $1,000,000, at an interest rate of approximately 13%.

     Future minimum lease payments as of December 31, 1997, consist of the following:

YEAR ENDING DECEMBER 31:                                      (IN THOUSANDS)
1998........................................................      $  138
1999........................................................         150
2000........................................................         150
2001........................................................         154
2002........................................................         173
Subsequent years............................................       1,653
                                                                  ------
Total minimum lease payments................................       2,418
Amount representing interest................................       1,383
                                                                  ------
Present value of minimum lease payments.....................      $1,035
                                                                  ======

                       COMMUNITY CENTRAL BANK CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                           DECEMBER 31, 1997 AND 1996

     Operating expense includes rentals on a leased facility and certain equipment in the amount of $28,000 and $3,000 for 1997 and 1996, respectively. Following is a schedule of future minimum rental payments required under operating leases that have remaining lease terms in excess of one year as of December 31, 1997:

                  YEAR ENDING DECEMBER 31:                    (IN THOUSANDS)
1998........................................................       $ 40
1999........................................................         42
2000........................................................         39
2001........................................................         28
2002........................................................          9
                                                                   ----
  Total minimum rental payments.............................       $158
                                                                   ====

NOTE 9 -- STOCKHOLDERS' EQUITY

     The Corporation declared a 10% stock dividend on April 1, 1997. The dividend was paid on April 30, 1997, to stockholders of record on April 15, 1997. Per share data from the prior year has been restated to reflect the stock dividend.

     The Corporation and the Bank are subject to various regulatory capital requirements administered by Federal banking agencies. Failure to meet these requirements can initiate certain mandatory (and possible additional discretionary) actions by regulators. These actions, if undertaken, could have a material effect on the Corporation's financial position. Under capital adequacy guidelines, the Corporation and the Bank must meet specific capital requirements that involve quantitative measures of assets, liabilities, and certain off-balance sheet items. Capital amounts are also subject to qualitative judgments by the regulators about individual components, risk-weightings, and other factors.

     Quantitative measures established by regulation require the Corporation and the Bank to maintain minimum amounts and ratios of total and Tier I capital (as defined in the regulations) to risk-weighted assets. The Corporation and the Bank are also subject to a minimum leverage ratio of Tier I capital to average assets (as defined). Management believes, as of December 31, 1997, that the Corporation and the Bank meet all capital adequacy requirements to which they are subject.

     As of December 31, 1997, the most recent notification from the Federal Deposit Insurance Corporation (FDIC) categorized the Bank as "well capitalized." There have been no events or conditions since that notification that management believes have changed the Bank's category.

                       COMMUNITY CENTRAL BANK CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                           DECEMBER 31, 1997 AND 1996

     The following table shows the Corporation's and the Bank's actual capital amounts and ratios as of December 31, as well as certain minimum requirements:

                                       1997                  1996
                                  ---------------      ----------------   RATIO FOR CAPITAL       RATIO TO BE
                                  CAPITAL   RATIO      CAPITAL   RATIO    ADEQUACY PURPOSES    "WELL CAPITALIZED"
(IN THOUSANDS)                    -------   -----      -------   ------   -----------------   --------------------
Tier I capital to risk-weighted
  assets:
  Consolidated..................  $7,808    15.81%     $9,740    110.88%          4%                    6%
  Bank only.....................   7,278    14.72       6,922     80.20           4                     6
Total capital to risk-weighted
  assets:
  Consolidated..................   8,427    17.07       9,830    111.91           8                    10
  Bank only.....................   7,898    15.98       7,012     81.24           8                    10
Tier I capital to average assets
  (leverage):
  Consolidated..................   7,808    10.42       9,740     66.70           4                     5
  Bank only.....................   7,278     9.73       6,922     61.09           4                     5

NOTE 10 -- BENEFIT PLANS

     DEFINED CONTRIBUTION PENSION PLAN -- The Corporation has a 401(k) Plan which is a defined contribution savings plan for employees. Employer contributions are discretionary and are determined annually by the Board of Directors. Employer contributions of $19,000 and $3,000 were paid or accrued for the periods ended December 31, 1997, and 1996.

     STOCK OPTION PLANS -- The Corporation has two stock-based compensation plans. Under the 1996 Employee Stock Option Plan (Employee Plan), the Corporation may grant options to key employees for up to 48,400 shares of common stock. Under the 1996 Stock Option Plan for Nonemployee Directors (Director
Plan), the Corporation may grant options for up to 48,400 shares of common stock. Options granted under the Employee Plan were 6,050 and 18,150 in 1997 and 1996, respectively. Options granted in 1996 under the Director Plan were 43,560. Under both plans, only a portion of the options are immediately exercisable. The remainder become exercisable on specified annual dates in the future. Under both plans, the exercise price of each option equals the market price of the Corporation's common stock at the date of grant. Under the Employee Plan and Director Plan, an option's maximum term is ten and seven years, respectively. Options under both plans vest based on the achievement of certain events.

     The Corporation has estimated fair value of the options issued in 1997 at $4.64 per share, using the Black-Scholes option pricing model. In 1996, the Corporation had estimated the fair value of the options to be $2.48 per share, using a "minimum value" concept. If the Corporation had used the fair value method of

                       COMMUNITY CENTRAL BANK CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                           DECEMBER 31, 1997 AND 1996

accounting and recognized compensation costs for the plans based on the fair value of awards at the grant date, net loss and loss per share on a pro forma basis would have been as follows:

                                                                                           PERIOD FROM
                                                                                         APRIL 26, 1996
                                                                      YEAR ENDED         (INCEPTION) TO
                                                                   DECEMBER 31, 1997    DECEMBER 31, 1996
(IN THOUSANDS, EXCEPT PER SHARE DATA)                              -----------------    -----------------
Net loss........................................    As reported         $(1,932)             $ (780)
                                                    Pro forma           $(1,974)             $ (816)
                                                                        =======              ======
Basic net loss per share........................    As reported         $ (1.39)             $(1.40)
                                                    Pro forma           $ (1.42)             $(1.46)
                                                                        =======              ======

     Following is a summary of the Corporation's two stock option plans for the year ended December 31, 1997, and the period from April 26, 1996 (inception) to December 31, 1996:

                                                          1997                             1996
                                              -----------------------------    -----------------------------
                                              NUMBER OF    WEIGHTED AVERAGE    NUMBER OF    WEIGHTED AVERAGE
                                               SHARES       EXERCISE PRICE      SHARES       EXERCISE PRICE
                                              ---------    ----------------    ---------    ----------------
Outstanding, beginning of period..........     61,710           $8.26               --           $  --
Granted...................................      6,050            9.92           61,710            8.26
Exercised.................................         --              --               --              --
Expired...................................     (4,840)           8.26               --              --
                                               ------           -----           ------           -----
Outstanding, end of year..................     62,920           $8.42           61,710           $8.26
                                               ======           =====           ======           =====

     The following table shows summary information about fixed stock options outstanding at December 31, 1997:

                   STOCK OPTIONS OUTSTANDING
----------------------------------------------------------------    STOCK OPTIONS EXERCISABLE
                             WEIGHTED AVERAGE                      ----------------------------
   RANGE OF      NUMBER OF      REMAINING       WEIGHTED AVERAGE   NUMBER OF   WEIGHTED AVERAGE
EXERCISE PRICES   SHARES     CONTRACTUAL LIFE    EXERCISE PRICE     SHARES      EXERCISE PRICE
---------------  ---------   ----------------   ----------------   ---------   ----------------
     $8.26        56,870        6.4 years            $8.26          26,620          $8.26
      9.92         6,050        8.4 years             9.92           1,210           9.92
---------------   ------        ---------            -----          ------          -----
  $8.26-$9.92     62,920        6.6 years            $8.42          27,830          $8.33
===============   ======        =========            =====          ======          =====

                       COMMUNITY CENTRAL BANK CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                           DECEMBER 31, 1997 AND 1996

NOTE 11 -- OTHER OPERATING EXPENSE

     The following is a summary of significant components of other operating expense for the year ended December 31, 1997, and the period from April 26, 1996 (inception) to December 31, 1996:

                                                                 1997     1996
                       (IN THOUSANDS)                           ------    ----
Advertising and public relations............................    $  306    $ 35
Data processing.............................................       274      70
Professional and regulatory fees............................       157      50
Printing and supplies.......................................        81      36
Telephone...................................................        48       8
Loan closing................................................        47      --
Credit card processing......................................        36      --
Insurance...................................................        35       8
Pre-opening and organization expenses.......................        32     254
Other.......................................................        72      10
                                                                ------    ----
     Total other operating expense..........................    $1,088    $471
                                                                ======    ====

NOTE 12 -- TAXES ON INCOME

     The Corporation and the Bank file a consolidated Federal income tax return. No tax credit has been provided for the future benefit of the net operating loss carryforward generated since inception, because the Corporation does not have a history of earnings. Net operating loss carryforwards available to reduce future taxable income total approximately $1,701,000 through years ending 2012. Deferred income taxes are provided for the temporary differences between the financial reporting bases and the tax bases of the Corporation's assets and liabilities. The sources of such temporary differences and the resulting net deferred tax expense are as follows:

                                                                                        PERIOD FROM
                                                                                      APRIL 26, 1996
                                                                   YEAR ENDED         (INCEPTION TO)
                                                                DECEMBER 31, 1997    DECEMBER 31, 1996
                       (IN THOUSANDS)                           -----------------    -----------------
Net operating loss carryforward.............................          $(358)               $(220)
Provision for credit losses.................................           (209)                 (26)
Depreciation................................................            (76)                 (17)
Deferred loan fees..........................................            (52)                  (8)
Original issue discount.....................................             52                    8
Other.......................................................              1                   (1)
Increase in valuation allowance.............................            642                  264
                                                                      -----                -----
  Net deferred tax expense..................................          $  --                $  --
                                                                      =====                =====

                       COMMUNITY CENTRAL BANK CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                           DECEMBER 31, 1997 AND 1996

     The temporary differences and carryforwards which comprise deferred tax assets and liabilities at December 31, are as follows:

                                                                1997     1996
(IN THOUSANDS)                                                  -----    -----
Deferred tax assets:
  Net operating loss carryforward...........................    $ 578    $ 220
  Provision for credit losses...............................      235       26
  Depreciation..............................................       93       17
  Deferred loan fees........................................       60        8
  Other.....................................................       19        1
                                                                -----    -----
          Total deferred tax assets.........................      985      272
  Valuation allowance for deferred tax assets...............     (906)    (264)
  Deferred tax liabilities:
     Original issue discount................................      (60)      (8)
     Other..................................................      (19)      --
                                                                -----    -----
          Net deferred tax asset (liability)................    $  --    $  --
                                                                =====    =====

NOTE 13 -- ESTIMATED FAIR VALUE OF FINANCIAL INSTRUMENTS

     Estimates of fair value of financial instruments have been determined using available market information and appropriate valuation methods, as outlined below. Considerable judgment is inherently required to interpret market data to develop the estimates of fair value. Accordingly, the estimates presented below do not necessarily represent amounts that the Corporation could realize in a current market exchange. The following methods and assumptions were used to estimate the fair value of financial instruments:

     CASH AND CASH EQUIVALENTS: For these short term instruments, the carrying amount is a reasonable estimate of fair value.

     SECURITIES: For marketable debt securities, estimated fair value is based on quoted market prices or dealer quotes.

     LOANS: For variable rate loans with no significant change in credit risk since loan origination, the carrying amount is a reasonable estimate of fair value. For all other loans, including fixed rate loans, the fair value is estimated using a discounted cash flow analysis, using interest rates currently offered on similar loans to borrowers with similar credit ratings and for the same remaining maturities. The resulting value is reduced by an estimate of losses inherent in the portfolio.

     DEPOSITS: The estimated fair value of demand deposits, certain money market deposits, and savings deposits is the amount payable on demand at the reporting date. The fair value of fixed maturity time deposits is estimated using the rates currently offered for deposits of similar remaining maturities.

     SHORT TERM BORROWINGS: The estimated fair value of short term borrowings is the carrying amount, since they mature the next day.

     ACCRUED INTEREST: Accrued interest receivable and payable are short term in nature; therefore, their carrying amount approximates fair value.

     COMMITMENTS: Commitments to extend credit and standby letters of credit are not recorded on the balance sheet. The fair value of commitments is estimated using the fees currently charged to enter into similar arrangements, taking into account the remaining terms of the agreements and the present

                       COMMUNITY CENTRAL BANK CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                           DECEMBER 31, 1997 AND 1996

creditworthiness of the counterparties. The majority of commitments to extend credit and letters of credit would result in loans with a market rate of interest if funded. The fair value of these commitments are the fees that would be charged for similar arrangements with comparable risk and maturity. The recorded book value of deferred fee income approximates fair value.

     The use of different market assumptions and/or estimation methods may have a material effect on the estimated fair value amounts.

     The recorded carrying amounts and estimated fair values of the Corporation's financial instruments at December 31, are as follows:

                                                                1997                    1996
                                                        ---------------------   ---------------------
                                                        CARRYING   ESTIMATED    CARRYING   ESTIMATED
                                                         AMOUNT    FAIR VALUE    AMOUNT    FAIR VALUE
(IN THOUSANDS)                                          --------   ----------   --------   ----------
Financial Assets:
  Cash and cash equivalents...........................  $ 3,529     $ 3,529     $15,658     $15,658
  Securities..........................................   20,507      20,541          --          --
  Loans, net of allowance.............................   52,335      52,395       5,488       5,488
  Accrued interest receivable.........................      499         499          17          17
Financial Liabilities:
  Demand and savings deposits.........................   19,214      19,214       4,619       4,619
  Time deposits.......................................   49,141      49,282       7,562       7,562
  Short term borrowings...............................    1,403       1,403          --          --
  Accrued interest payable............................      191         191          32          32

NOTE 14 -- OFF-BALANCE SHEET RISK

     The Corporation is party to financial instruments with off-balance sheet risk in the normal course of business, to meet financing needs of its customers and to reduce its own exposure to fluctuations in interest rates. These financial instruments include commitments to extend credit and financial guarantees. These instruments involve, to varying degrees, elements of credit and interest rate risk that are not recognized in the balance sheet.

     Commitments to extend credit are agreements to lend to a customer as long as there are no violations of any conditions established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Fees from issuing these commitments to extend credit are recognized over the period to maturity. Since a portion of the commitments is expected to expire without being drawn upon, the total commitments do not necessarily represent future cash requirements. The Corporation evaluates each customer's creditworthiness on a case by case basis. The amount of collateral obtained upon extension of credit is based on management's credit evaluation of customers. The Corporation also has legally binding commitments to extend credit in the form of loans that have been approved but not yet closed. These funds are normally disbursed during the next quarter, unless the customer fails to comply with any significant terms of the loan commitment.

     Standby letters of credit are issued in connection with agreements between customers and a third party. If the customer fails to comply with the agreement, the counterparty may enforce the standby letter of credit as a remedy. Credit risk arises from the possibility that the customer may not be able to repay the Corporation after the letter of credit is enforced.

                       COMMUNITY CENTRAL BANK CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                           DECEMBER 31, 1997 AND 1996

     A summary of commitments not recorded on the balance sheet at December 31 is as follows:

                                                               1997          1996
(IN THOUSANDS)                                                -------       ------
Unused home equity lines of credit........................    $ 1,121       $  338
Unused credit card lines..................................      1,115          480
Unused portion of construction lines of credit............      3,291           --
Unused portion of all other credit lines..................      6,679          259
Loans committed but not yet closed........................      5,942        3,888
Standby letters of credit.................................        383           --
                                                              -------       ------
  Total outstanding commitments...........................    $18,531       $4,965
                                                              =======       ======

NOTE 15 -- RESTRICTIONS ON DIVIDENDS

     Dividends paid by the Corporation would be provided primarily by dividends from the Bank. However, certain restrictions exist regarding the ability of the Bank to transfer funds to the Corporation in the form of cash dividends, loans, or advances. The approval of the FDIC would be required in order for the Bank to pay dividends in excess of regulatory limits.

                       COMMUNITY CENTRAL BANK CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                           DECEMBER 31, 1997 AND 1996

NOTE 16 -- PARENT-ONLY FINANCIAL STATEMENTS

     The following condensed financial information presents the financial condition of the Parent Holding Company (the Parent) only, along with the results of its operations and its cash flow. The Parent has recorded its investment in the Bank at cost, less the undistributed loss of the Bank since it was formed. The Parent recognizes undistributed losses of the Bank as a noninterest expense. The Parent-only financial information should be read in conjunction with the Corporation's consolidated financial statements.

PARENT-ONLY BALANCE SHEET

                                                                DECEMBER 31,
                                                              ----------------
                                                               1997      1996
(IN THOUSANDS)                                                -------   ------
Assets
Cash........................................................  $   410   $2,667
Investment in subsidiary....................................    7,308    6,922
Other assets................................................      119      151
                                                              -------   ------
  Total assets..............................................  $ 7,837   $9,740
                                                              =======   ======
Liabilities and Stockholders' Equity
  Total liabilities.........................................  $    --   $   --
                                                              -------   ------
Common stock................................................    6,325    5,750
Additional paid-in capital..................................    4,195    4,770
Accumulated deficit.........................................   (2,683)    (780)
                                                              -------   ------
  Total stockholders' equity................................    7,837    9,740
                                                              -------   ------
  Total liabilities and stockholders' equity................  $ 7,837   $9,740
                                                              =======   ======

PARENT-ONLY STATEMENT OF OPERATIONS

                                                                                     PERIOD FROM
                                                                                   APRIL 26, 1996
                                                                 YEAR ENDED        (INCEPTION) TO
                                                              DECEMBER 31, 1997   DECEMBER 31, 1996
(IN THOUSANDS)                                                -----------------   -----------------
Operating income
Interest income.............................................       $    28              $  59
                                                                   -------              -----
     Total operating income.................................            28                 59
                                                                   -------              -----
Operating expense
  Other expense.............................................            67                261
                                                                   -------              -----
     Total operating expense................................            67                261
                                                                   -------              -----
Loss before share in undistributed loss of subsidiary.......           (39)              (202)
Share in undistributed loss of subsidiary...................        (1,893)              (578)
                                                                   -------              -----
     Net loss...............................................       $(1,932)             $(780)
                                                                   =======              =====

                       COMMUNITY CENTRAL BANK CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                           DECEMBER 31, 1997 AND 1996

PARENT-ONLY STATEMENT OF CASH FLOW

                                                                                        PERIOD FROM
                                                                                      APRIL 26, 1996
                                                                   YEAR ENDED         (INCEPTION) TO
                                                                DECEMBER 31, 1997    DECEMBER 31, 1996
(IN THOUSANDS)                                                  -----------------    -----------------
Operating Activities
  Net loss..................................................         $(1,932)             $  (780)
  Adjustments to reconcile net loss to net cash flow from
     operating activities
     Undistributed loss of subsidiary.......................           1,893                  578
     Decrease (increase) in other assets....................              32                 (151)
                                                                     -------              -------
     Net Cash Used in Operating Activities..................              (7)                (353)
                                                                     -------              -------
Investing Activities
  Capital contribution to subsidiary........................          (2,250)              (7,500)
                                                                     -------              -------
  Net Cash Used in Investing Activities.....................          (2,250)              (7,500)
                                                                     -------              -------
Financing Activities
  Public stock offering.....................................              --               10,520
                                                                     -------              -------
  Net Cash Provided by Financing Activities.................              --               10,520
                                                                     -------              -------
Increase (Decrease) in Cash.................................          (2,257)               2,667
Cash at the Beginning of the Period.........................           2,667                   --
                                                                     -------              -------
Cash at the End of the Period...............................         $   410              $ 2,667
                                                                     =======              =======

               COMMUNITY CENTRAL BANK CORPORATION AND SUBSIDIARY
               INDEX TO CONSOLIDATED INTERIM FINANCIAL STATEMENTS

                                                                PAGE
                                                                ----
Consolidated Balance Sheet (unaudited) as of March 31, 1998,
  and 1997..................................................    F-22
Consolidated Statement of Operations (unaudited) for the
  Three Months Ended March 31, 1998, and 1997...............    F-23
Consolidated Statement of Cash Flow (unaudited) for the
  Three Months Ended March 31, 1998, and 1997...............    F-24

     The financial statements listed above are for interim periods, and do not include all disclosures normally provided with annual financial statements. The interim statements should be read in conjunction with the financial statements and footnotes for the fiscal year ended December 31, 1997, which immediately precede this section.

     In the opinion of management, the interim statements that follow contain all adjustments (consisting of normal, recurring items) necessary for a fair presentation of the financial statements. The results of operations for interim periods are not necessarily indicative of the results to be expected for the full year.

                       COMMUNITY CENTRAL BANK CORPORATION

                           CONSOLIDATED BALANCE SHEET

                                                                MARCH 31,      MARCH 31,
                                                                  1998           1997
                                                                ---------      ---------
(IN THOUSANDS, EXCEPT PER SHARE DATA)                                 (UNAUDITED)
ASSETS
  Cash and due from banks...................................    $  4,304        $ 1,829
  Federal funds sold........................................      10,550         13,450
                                                                --------        -------
       Cash and Cash Equivalents............................      14,854         15,279
                                                                --------        -------
  Securities available for sale, at fair value..............       5,378             --
  Investment securities, at amortized cost..................      13,189          8,347
  Loans
     Residential mortgage loans.............................      29,284          9,283
     Commercial loans.......................................      37,101          6,977
     Installment loans......................................       3,212          1,003
                                                                --------        -------
       Total Loans..........................................      69,597         17,263
  Allowance for credit losses...............................        (960)          (260)
                                                                --------        -------
  Net Loans.................................................      68,637         17,003
                                                                --------        -------
  Net property and equipment................................       1,723          1,801
  Accrued interest receivable...............................         579            162
  Other assets..............................................         205            220
                                                                --------        -------
       Total Assets.........................................    $104,565        $42,812
                                                                ========        =======
LIABILITIES AND STOCKHOLDERS' EQUITY
  Deposits
     Noninterest bearing demand deposits....................    $ 10,192        $ 4,384
     NOW and money market accounts..........................       9,201          5,959
     Savings deposits.......................................       2,046            739
     Time deposits..........................................      72,473         21,462
                                                                --------        -------
       Total deposits.......................................      93,912         32,544
  Short term borrowings.....................................       1,561             --
  Accrued interest payable..................................         247             65
  Other liabilities.........................................         116             46
  Capitalized lease obligation..............................       1,036          1,024
                                                                --------        -------
       Total Liabilities....................................      96,872         33,679
Stockholders' Equity
  Common stock -- $5 stated value; 9,000,000 shares
     authorized; 1,391,483 shares issued and outstanding at
     3-31-1998; 1,265,000 shares outstanding at 3-31-
     1997...................................................       6,957          6,325
  Additional paid-in capital................................       3,563          4,195
  Accumulated deficit.......................................      (2,855)        (1,387)
  Unrealized gain on securities available for sale, net of
     tax....................................................          28             --
                                                                --------        -------
     Total Stockholders' Equity.............................       7,693          9,133
                                                                --------        -------
       Total Liabilities and Stockholders' Equity...........    $104,565        $42,812
                                                                ========        =======

                       COMMUNITY CENTRAL BANK CORPORATION

                      CONSOLIDATED STATEMENT OF OPERATIONS

                                                              THREE MONTHS ENDED
                                                                  MARCH 31,
                                                              ------------------
                                                               1998       1997
                                                              -------    -------
(IN THOUSANDS, EXCEPT PER SHARE DATA)                            (UNAUDITED)
Interest Income
  Loans (including fees)....................................  $1,414     $  229
  Securities................................................     310         33
  Federal funds sold........................................      80        228
                                                              ------     ------
     Total Interest Income..................................   1,804        490
                                                              ------     ------
Interest Expense
  Deposits..................................................     984        248
  Short term borrowings.....................................      15         --
  Capitalized lease obligation..............................      35         34
                                                              ------     ------
     Total Interest Expense.................................   1,034        282
                                                              ------     ------
NET INTEREST INCOME.........................................     770        208
Provision for credit losses.................................     160        170
                                                              ------     ------
NET INTEREST INCOME AFTER PROVISION.........................     610         38
                                                              ------     ------
Noninterest Income
  Deposit service charges...................................      28         11
  Net realized security gains...............................       6         --
  Mortgage banking income...................................      10         --
  Other income..............................................      26          5
                                                              ------     ------
     Total Noninterest Income...............................      70         16
                                                              ------     ------
Noninterest Expense
  Salaries, benefits, and payroll taxes.....................     392        320
  Premises and fixed asset expense..........................     140        124
  Other operating expense...................................     291        217
                                                              ------     ------
     Total Noninterest Expense..............................     823        661
                                                              ------     ------
LOSS BEFORE TAXES...........................................    (143)      (607)
Provision for income taxes..................................      --         --
                                                              ------     ------
NET LOSS....................................................  $ (143)    $ (607)
                                                              ======     ======
Basic earnings (loss) per share.............................  $(0.10)    $(0.44)
                                                              ======     ======
Net Loss as Reported........................................  $ (143)    $ (607)
Other Comprehensive Income
  Change in unrealized gain on securities available for
     sale, net of tax.......................................       9         --
                                                              ------     ------
Comprehensive Income (Loss).................................  $ (134)    $ (607)
                                                              ======     ======

                       COMMUNITY CENTRAL BANK CORPORATION

                      CONSOLIDATED STATEMENT OF CASH FLOW

                                                               THREE MONTHS ENDED
                                                                   MARCH 31,
                                                              --------------------
                                                                1998        1997
                                                              --------    --------
(IN THOUSANDS)                                                    (UNAUDITED)
OPERATING ACTIVITIES
  Net loss..................................................  $   (143)   $   (607)
  Adjustments to reconcile net loss to net cash flow from
     operating activities:
     Net accretion of security discount.....................        (4)         (3)
     Net realized security gains............................        (6)         --
     Gain on sale of mortgage loans.........................        (7)         --
     Provision for credit losses............................       160         170
     Depreciation expense...................................        91         101
     Increase in accrued interest receivable................       (80)       (145)
     Decrease in other assets...............................        16           6
     Increase in accrued interest payable...................        56          33
     Increase (decrease) in other liabilities...............        53         (32)
                                                              --------    --------
          Net Cash Provided by (Used in) Operating
           Activities.......................................       136        (477)
INVESTING ACTIVITIES
  Maturities, calls, and prepayments of securities available
     for sale...............................................       529          --
  Purchases of investment securities........................      (202)     (8,344)
  Maturities, calls, and prepayments of investment
     securities.............................................     1,636          --
  Sales of residential mortgage loans.......................     1,022          --
  Net increase in loans.....................................   (17,477)    (11,685)
  Purchases of property and equipment.......................        --        (206)
                                                              --------    --------
          Net Cash Used in Investing Activities.............   (14,492)    (20,235)
FINANCING ACTIVITIES
  Net increase in demand and savings deposits...............     2,225       6,463
  Net increase in time deposits.............................    23,332      13,900
  Net increase in short term borrowings.....................       158          --
  Repayments of capitalized lease obligation................       (34)        (30)
                                                              --------    --------
          Net Cash Provided by Financing Activities.........    25,681      20,333
                                                              --------    --------
Increase (Decrease) in Cash and Cash Equivalents............    11,325        (379)
Cash and Cash Equivalents at the Beginning of the Year......     3,529      15,658
                                                              --------    --------
CASH AND CASH EQUIVALENTS AT THE END OF THE PERIOD..........  $ 14,854    $ 15,279
                                                              ========    ========
Supplemental Disclosure of Cash Flow Information:
  Interest Paid.............................................  $    943    $    215
                                                              ========    ========

================================================================================

     NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OFFERED HEREBY BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

                            ---------------------

          TABLE OF CONTENTS

                                         PAGE
                                         ----
Forward-Looking Statements...........       2
Prospectus Summary...................       3
Risk Factors.........................       7
Purpose of the Offering..............      10
Dividend Policy......................      11
Market for Common Stock and Price
  Range..............................      12
Capitalization.......................      13
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations......................      14
Business.............................      22
Management...........................      28
Related Party Transactions...........      30
Security Ownership...................      31
Supervision and Regulation...........      32
Description of Capital Stock.........      35
Shares Eligible for Future Sale......      39
Underwriting.........................      40
Available Information................      40
Legal Matters........................      41
Experts..............................      41
Index to Consolidated Financial
  Statements.........................     F-1
Index to Consolidated Interim
  Financial Statements...............    F-21

================================================================================

================================================================================

                                 700,000 SHARES



                    COMMUNITY CENTRAL BANK CORPORATION [LOGO]




                                  COMMON STOCK



                           -------------------------

                                   PROSPECTUS

                           -------------------------




                           RONEY CAPITAL MARKETS [LOGO]

                           A division of FIRST CHICAGO CAPITAL MARKETS, INC.



                                            , 1998

================================================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The registrant's Articles of Incorporation provide that the registrant shall indemnify its present and past directors, executive officers, and such other persons as the Board of Directors may authorize, to the full extent permitted by law.

     The registrant's Bylaws contain indemnification provisions concerning third party actions as well as actions in the right of the registrant. The Bylaws provide that the registrant shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the registrant) by reason of the fact that he or she is or was a director or officer of the registrant or is, or while serving as such a director or officer was, serving at the request of the registrant as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust or other enterprise, whether for profit or not, against expenses (including attorney's fees), judgments, penalties, fees and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the registrant or its shareholders, and with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

     With respect to derivative actions, the Bylaws provide that the registrant shall indemnify any person who was or is a party to or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the registrant to procure a judgment in its favor by reason of the fact that he or she is or was a director or officer of the registrant, or is or was serving at the request of the registrant as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust or other enterprise against expenses (including attorney's fees) actually and reasonably incurred by him or her in connection with the defense or settlement of such judgment or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the registrant or its shareholders and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person has been found liable to the registrant unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

     The registrant's Articles of Incorporation provide that a director of the registrant shall not be personally liable to the registrant or its shareholders for monetary damaged for breach of the director's fiduciary duty. However, it does not eliminate or limit the liability of a director for any breach of duty, act or omission for which the elimination or limitation of liability is not permitted by the MBCA, currently including, without limitation, the following:
(1) breach of the director's duty of loyalty to the registrant or its shareholders; (2) acts or emissions not in good faith or that involve intentional misconduct or a knowing violation of law; (3) illegal loans, distributions of dividends or assets, or stock purchases as described in Section 551(l) of MBCA; and (4) transactions from which the director derived an improper personal benefit.

     The Company has purchased directors' and officers' liability insurance for directors and officers of the Company and the Bank.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the various expenses in connection with the sale and distribution of the Common Stock being registered, other than underwriting discounts and commissions. All amounts shown are estimates, except the SEC registration fee and the NASD filing fee, and assume the sale of 700,000 shares of Common Stock in the offering.

SEC registration fee........................................    $  3,294
NASD filing fee.............................................       1,587
Printing and mailing expenses...............................      26,000
Fees and expenses of counsel................................     100,000
Accounting and related expenses.............................      20,000
Blue sky fees and expenses (including counsel fees).........      35,000
Registrar and Transfer Agent fees...........................       3,500
Miscellaneous...............................................       5,619
                                                                --------
Total.......................................................    $195,000
                                                                ========

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

     The registrant borrowed approximately $322,000 from its organizers in 1996 to pay organizational and related expenses of the Company and the Bank. To the extent that such transactions would be deemed to involve the offer or sale of a security, the registrant would claim an exemption under Section 4(2) of the Securities Act of 1933 for such transactions. In addition, in 1996, the registrant, sold one share of its Common Stock to Harold Allmacher, its Chairman and Chief Executive Officer, for $10. The registrant also claims an exemption for such sale pursuant to Section 4(2).

ITEM 27. EXHIBITS.

EXHIBIT
  NO.                         EXHIBIT DESCRIPTION
-------                       -------------------
  1       Form of Underwriting Agreement
  3.1     Articles of Incorporation of Community Central Bank
          Corporation are incorporated by reference to Exhibit 3.1 of the Company's Registration Statement on Form SB-2
          (Commission File No. 333-4113) which became effective on
          September 23, 1996
  3.2     Bylaws of Community Central Bank Corporation are
          incorporated by reference to Exhibit 3.2 of the Company's
          Registration Statement on Form SB-2 (Commission File No.
          333-4113) which became effective on September 23, 1996
  4.2     Specimen of Stock Certificate of Community Central Bank
          Corporation is incorporated by reference to Exhibit 4.2 of the Company's Registration Statement on Form SB-2
          (Commission File No. 333-4113) which became effective on
          September 23, 1996
  5       Opinion of Dickinson Wright PLLC
 10.1     1996 Employee Stock Option Plan is incorporated by reference to Exhibit 10.1 of the Company's Registration Statement on
          Form SB-2 (Commission File No. 333-4113) which became
          effective on September 23, 1996
 10.2     1996 Stock Option Plan for Nonemployee Directors is
          incorporated by reference to Exhibit 10.2 of the Company's
          Registration Statement on Form SB-2 (Commission File No.
          333-4113) which became effective on September 23, 1996
 10.3     Lease Agreement is incorporated by reference to Exhibit 10.3 of the Company's Registration Statement on Form SB-2
          (Commission File No 333-4113) which became effective on
          September 23, 1996
 10.4     Data Processing Services Agreement dated as of June 5, 1996 between Community Central Bank and M&I Data Services is
          incorporated by reference to Exhibit 10.4 of the Company's
          Registration Statement on Form SB-2 (Commission File No.
          333-4113) which became effective on September 23, 1996
 10.5     Vicant Office Building Lease Agreement dated April 1, 1997 between Gebran S. Anton, Jr. and Community Central Bank
 21       List of Subsidiaries of Community Central Bank Corporation
          are incorporated by reference to Exhibit 21 of the Company's
          Annual Report on Form 10-KSB for the year ended December 31,
          1997 (Commission File No. 333-4113)
 23.1     Consent of Dickinson Wright PLLC (included in opinion filed as Exhibit 5)
 23.2     Consent of Plante & Moran, LLP

ITEM 28. UNDERTAKINGS.

     The undersigned registrant hereby undertakes as follows:

     (1) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against liabilities arising under the Securities Act (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     (2) The registrant will:

          (i) For determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant under Rule 424(b)(1), or (4) or 497(h) under the Securities Act as part of this Registration Statement as of the time the SEC declared it effective; and

          (ii) For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

                                   SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this Registration Statement to be signed on its behalf by the undersigned, in the City of Mount Clemens, State of Michigan, on June 30, 1998.

                                        COMMUNITY CENTRAL BANK CORPORATION

                                        By:     /s/ HAROLD W. ALLMACHER

                                           -------------------------------------
                                           Harold W. Allmacher, Chairman of the
                                            Board
                                           and Chief Executive Officer

     In accordance with the requirements of the Securities Act of 1933, this Registration Statement was signed by the following persons in the capacities indicated on June 30, 1998.

                     SIGNATURES                                               TITLE
                     ----------                                               -----

               /s/ HAROLD W. ALLMACHER                     Chairman of the Board, Chief Executive
-----------------------------------------------------      Officer and Director
                 Harold W. Allmacher

                 /s/ GEBRAN S. ANTON                       Director
-----------------------------------------------------
                   Gebran S. Anton

                /s/ JOSEPH CATENACCI                       Director
-----------------------------------------------------
                  Joseph Catenacci

               /s/ RAYMOND M. CONTESTI                     Director
-----------------------------------------------------
                 Raymond M. Contesti

                /s/ SALVATORE COTTONE                      Director
-----------------------------------------------------
                  Salvatore Cottone

                 /s/ CELESTINA GILES                       Director
-----------------------------------------------------
                   Celestina Giles

                  /s/ BOBBY L. HILL                        Director
-----------------------------------------------------
                    Bobby L. Hill

               /s/ JOSEPH F. JEANNETTE                     Director
-----------------------------------------------------
                 Joseph F. Jeannette

                /s/ RICHARD J. MILLER                      President, Chief Operating Officer and
-----------------------------------------------------      Director
                  Richard J. Miller

                /s/ DEAN S. PETITPREN                      Director
-----------------------------------------------------
                  Dean S. Petitpren

               /s/ CAROLE L. SCHWARTZ                      Director
-----------------------------------------------------
                 Carole L. Schwartz

               /s/ PETER J. PRZYBOCKI                      Corporate Treasurer (principal financial and
-----------------------------------------------------      accounting officer)
                 Peter J. Przybocki

                                 EXHIBIT INDEX

EXHIBIT
  NO.                         EXHIBIT DESCRIPTION                       PAGE
-------                       -------------------                       ----
  1       Form of Underwriting Agreement..............................
  3.1     Articles of Incorporation of Community Central Bank
          Corporation are incorporated by reference to Exhibit 3.1 of the Company's Registration Statement on Form SB-2
          (Commission File No. 333-4113) which became effective on
          September 23, 1996..........................................
  3.2     Bylaws of Community Central Bank Corporation are
          incorporated by reference to Exhibit 3.2 of the Company's
          Registration Statement on Form SB-2 (Commission File No.
          333-4113) which became effective on September 23, 1996......
  4.2     Specimen of Stock Certificate of Community Central Bank
          Corporation is incorporated by reference to Exhibit 4.2 of the Company's Registration Statement on Form SB-2
          (Commission File No. 333-4113) which became effective on
          September 23, 1996..........................................
  5       Opinion of Dickinson Wright PLLC............................
 10.1     1996 Employee Stock Option Plan is incorporated by reference to Exhibit 10.1 of the Company's Registration Statement on
          Form SB-2 (Commission File No. 333-4113) which became
          effective on September 23, 1996.............................
 10.2     1996 Stock Option Plan for Nonemployee Directors is
          incorporated by reference to Exhibit 10.2 of the Company's
          Registration Statement on Form SB-2 (Commission File No.
          333-4113) which became effective on September 23, 1996......
 10.3     Lease Agreement is incorporated by reference to Exhibit 10.3 of the Company's Registration Statement on Form SB-2
          (Commission File No 333-4113) which became effective on
          September 23, 1996..........................................
 10.4     Data Processing Services Agreement dated as of June 5, 1996 between Community Central Bank and M&I Data Services is
          incorporated by reference to Exhibit 10.4 of the Company's
          Registration Statement on Form SB-2 (Commission File No.
          333-4113) which became effective on September 23, 1996......
 10.5     Vicant Office Building Lease Agreement dated April 1, 1997 between Gebran S. Anton, Jr. and Community Central Bank.....
 21       List of Subsidiaries of Community Central Bank Corporation
          are incorporated by reference to Exhibit 21 of the Company's
          Annual Report on Form 10-KSB for the year ended December 31,
          1997 (Commission File No. 333-4113).........................
 23.1     Consent of Dickinson Wright PLLC (included in opinion filed as Exhibit 5)...............................................
 23.2     Consent of Plante & Moran, LLP..............................